As filed with the Securities and Exchange Commission on April 13, 2012

Registration No. 333-180071

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Pre-Effective

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERMOUNTAIN COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

Idaho	6022	82-0499463
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

414 Church Street

Sandpoint, Idaho 83864

(208) 263-0505

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Curt Hecker

President and Chief Executive Officer

414 Church Street

Sandpoint, Idaho 83864

(208) 263-0505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen M. Klein

Graham & Dunn PC

Pier 70

2801 Alaskan Way, Suite 300

Seattle, Washington 98121

(206) 624-8300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(1)
Common Stock, no par value per share, underlying Subscription Rights	8,700,000	$1.00	$8,700,000.00(3)	$997.02
Non-Transferable Common Stock Subscription Rights	—	—	N/A	(4)
Total			$8,700,000.00	$997.02(5)

(1)	This Registration Statement relates to (a) the non-transferable subscription rights to purchase common stock of the Registrant, which subscription rights are to be issued to holders of the Registrant’s common stock, and (b) the shares of common stock deliverable upon the exercise of non-transferable subscription rights to be issued in connection with the rights offering described in this Registration Statement. This Registration Statement also covers any additional shares of common stock of the Registrant that may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.
(2)	Estimated pursuant to Rule 457(o) solely for purposes of calculating the registration fee.
(3)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights to be issued.
(4)	The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 13, 2012

PROSPECTUS

INTERMOUNTAIN COMMUNITY BANCORP

Up to 8,700,000 Shares of Common Stock

Issuable upon the Exercise of Non-Transferable Subscription Rights at $1.00 per share

We are distributing, at no charge, to holders of our common stock, no par value per share (the “Common Stock”), as of January 20, 2012 (the “Record Date”), non-transferable subscription rights (“Rights”) to purchase up to 8,700,000 shares of Common Stock at a price of $1.00 per share in this Rights offering (this “Rights Offering”). You will receive one Right for each share of our Common Stock held by you of record as of 5:00 p.m., New York City time, on January 20, 2012 (the “Record Date”). Each Right will entitle you to purchase 1.0324 shares of Common Stock at a subscription price of $1.00 per share (the “Basic Subscription Right”). If you timely and fully exercise your Basic Subscription Right and other Rights holders do not exercise their Basic Subscription Right in full, you will, subject to availability and allocation, have an oversubscription privilege to subscribe for a portion of the Rights Offering shares that were not purchased by other Rights holders (the “Oversubscription Privilege”). Your ability to purchase Common Stock in the Rights Offering is subject to an overall beneficial ownership limitation of 4.9% of our outstanding shares of Common Stock, after giving effect to your participation in the Rights Offering and taking into account the holdings of you and your affiliates. The Rights Offering will expire at 5:00 p.m., New York City time, [—], 2012 (“Expiration Date”). Any Right not exercised at or before the Expiration Date will expire without any payment. We currently do not intend to extend the Expiration Date. All exercises of Rights are irrevocable.

On January 20, 2012, we entered into securities purchase agreements (the “Purchase Agreements”) with certain investors (“Investors”), pursuant to which the Investors purchased in private placements (i) an aggregate of 12,350,352 shares (the “Investor Shares”) of Common Stock for $1.00 per share, (ii) an aggregate of 698,992.96 shares of our Mandatorily Convertible Cumulative Participating Preferred Stock, Series B (the “Series B Preferred Stock”), for $50.00 per share, which Series B Preferred Stock will convert automatically at $1.00 per share into shares of a new series of non-voting common stock, no par value (“Non-Voting Common Stock”), upon shareholder approval of an amendment (the “Articles Amendment”) to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to authorize such Non-Voting Common Stock, and (iii) warrants (the “Warrants”) to purchase up to 1,700,000 shares of the Non-Voting Common Stock at $1.00 per share (collectively, the “Investor Securities”). Under the terms of the Purchase Agreements, we agreed to conduct the Rights Offering. Subject to overall ownership limitations set forth in the Purchase Agreements, certain of the Investors are required to purchase in private placements shares of Common Stock in an amount equal to the shares not purchased pursuant to the Rights Offering. The Rights Offering is being made directly by us. We are not using an underwriter or selling agent. We have engaged American Stock Transfer & Trust Company, LLC to serve as our subscription agent for this Rights Offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the Rights Offering. Shares of our Common Stock are quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “IMCB.OB.” On April 12, 2012, the closing price of our Common Stock on the OTCBB was $1.20 per share. The Common Stock issued in the Rights Offering will also be quoted on the OTCBB under the same symbol. The Rights are not transferable and will not be quoted on the OTCBB or any other stock exchange or trading market. There is no minimum subscription amount required for the consummation of the Rights Offering. If, however, the Rights Offering is not fully subscribed by Legacy Shareholders (as defined herein), then in order for the full amount of gross proceeds to be raised, while ensuring that the Backstop Investors (as defined herein) remain below certain regulatory ownership limitations, a minimum of 2,413,412 shares would need to be sold to Legacy Shareholders pursuant to the exercise of Rights.

Investing in our Common Stock involves risks. You should carefully read this prospectus, our periodic reports and other information we have filed with the Securities and Exchange Commission (the “SEC”), and the information under the heading “Risk Factors” beginning on page 19 of this prospectus and in the documents incorporated by reference into this prospectus to read about factors you should consider before investing in our Common Stock.

Neither the SEC nor any state securities regulator or other regulatory body has approved or disapproved of the Rights or the shares of Common Stock underlying the Rights or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Rights and the shares of our Common Stock are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total
Subscription Price	$1.00	$8,700,000
Estimated Expenses		$87,997
Proceeds, before estimated expenses, to Intermountain Community Bancorp	$1.00	$8,700,000

The date of this prospectus is                     , 2012

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will likely,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. In addition to the factors set forth in (i) this prospectus, (ii) the sections titled “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as applicable, from our Annual Report on Form 10-K for the year ended December 31, 2011, and (iii) the other documents incorporated by reference in this prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results:

•	further deterioration in economic conditions that could result in increased loan losses;

•	risks associated with concentrations in real estate-related loans;

•	declines in real estate values supporting loan collateral;

•	regulatory limits on our subsidiary bank’s ability to pay dividends to us;

•	applicable laws and regulations and legislative or regulatory changes, including the ultimate financial and operational burden of financial regulatory reform legislation and related regulations ;

•	inflation and interest rate levels, and market and monetary fluctuations;

•	the risks associated with lending and potential adverse changes in credit quality;

•	changes in market interest rates and spreads, which could adversely affect our net interest income and profitability;

•	increased credit delinquency rates;

•	trade, monetary and fiscal policies and laws, including interest rate and income tax policies of the federal government;

•	the timely development and acceptance of our new products and services;

•	the willingness of customers to substitute competitors’ products and services for our products and services;

•	technological and management changes;

•	our ability to recruit and retain key management and staff;

•	changes in estimates and assumptions used in financial accounting;

•	our critical accounting policies and the implementation of such policies;

•	growth and acquisition strategies;

•	lower-than-expected revenue or cost savings or other issues in connection with mergers and acquisitions;

•	changes in consumer spending, saving and borrowing habits;

•	the strength of the United States economy in general and the strength of the local economies in which we conduct our operations;

•	our ability to attract new deposits and loans;

i

•	competitive market pricing factors;

•	stability of funding sources and continued availability of borrowings;

•	our success in gaining regulatory approvals, when required;

•

the costs and effects of any legal and regulatory restrictions including the results of regulatory examinations or reviews that could restrict growth and that may adversely impact our ability to increase market share and control expenses;

•	our ability to raise capital on reasonable terms;

•	future legislative or administrative changes to the Troubled Asset Relief Program (“TARP”) Capital Purchase Program;

•

the impact of the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related rules and regulations on our business operations and competitiveness, including the impact of executive compensation restrictions, which may affect our ability to retain and recruit executives in competition with other firms who do not operate under those restrictions; and

•	our success at managing the risks involved in the foregoing.

Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of documents incorporated by reference in this prospectus, the date of such document. We do not undertake any obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our securities. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you consider before investing in our Common Stock.

This prospectus does not offer to sell, or ask for offers to buy, any securities in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision. You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Intermountain,” the “Company,” “we,” “us,” “our” or similar references mean Intermountain Community Bancorp and its subsidiaries on a consolidated basis. References to the “Bank” mean Panhandle State Bank, our wholly-owned banking subsidiary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.panhandlebank.com. Except for those SEC filings incorporated by reference in this prospectus, information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules. You should review the information and exhibits included in the registration statement for further information about us and the Common Stock. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 13, 2012; and

•

Our Current Reports on Form 8-K filed with the SEC on January 23, 2012 (only with respect to Items 1.01, 3.02, 5.02 and the exhibits pertaining to such Items filed under Item 9.01), January 26, 2012 (only with respect to Items 3.02, 3.03, 5.02, 5.03 and the exhibits pertaining to such Items filed under Item 9.01) and on March 21, 2012.

These documents contain important information about us, our business, financial condition and results of operations. You may request a copy of these filings, at no cost, by writing or calling Susan Pleasant, Asst. Vice President, Shareholder Relations, P.O. Box 967, Sandpoint, Idaho 83864, (208) 255-3432.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents we incorporate by reference contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering, the Common Stock, and our business.

What is the Rights Offering?

We are distributing the Rights, at no charge, to holders of our Common Stock as of 5:00 p.m., New York City time, on the Record Date (“Legacy Shareholders”). You will receive one Right for each share of our Common Stock held of record at the Record Date. Each Right entitles you to a Basic Subscription Right and an Oversubscription Privilege. See, respectively, “What is the Basic Subscription Right?” and “What is the Oversubscription Privilege?” for more information.

Your ability to purchase Common Stock in the Rights Offering is subject to an overall beneficial ownership limitation of 4.9% of our outstanding Common Stock, after giving effect to your participation in the Rights Offering and taking into account the holdings of you and your affiliates. For more information, see “Are there any limits on the number of shares I may purchase in the Rights Offering?”

Why are we conducting the Rights Offering?

We are conducting the Rights Offering because we are required to do so under the terms of the Purchase Agreements. The purpose of the Rights Offering is to raise equity capital and give our Legacy Shareholders the opportunity to purchase shares of our Common Stock at the same price per share the Investors paid for our Common Stock. We will use the proceeds received from the Rights Offering for general corporate purposes, which may include providing additional capital to our subsidiary bank.

Am I required to exercise the Rights I receive in the Rights Offering?

No. You may exercise any number of your Rights, or you may choose not to exercise any of your Rights. However, if you choose not to exercise your Basic Subscription Right or you exercise less than your full Basic Subscription Right and other shareholders fully exercise their Basic Subscription Right or exercise a greater proportion of their Basic Subscription Right than you exercise, the percentage of our Common Stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. In addition, if you do not exercise your Basic Subscription Right in full, you will not be entitled to purchase additional shares pursuant to the Oversubscription Privilege and your ownership percentage in our Common Stock may be further diluted.

What is the Basic Subscription Right?

The Basic Subscription Right gives Legacy Shareholders the opportunity to purchase 1.0324 shares for each share of Common Stock owned on the Record Date at a subscription price of $1.00 per share. Fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. For example, if you owned 1,000 shares of our Common Stock as of 5:00 p.m., New York City time, on the Record Date, your Basic Subscription Right would entitle you to receive 1,000 Rights and you would have the right to purchase 1,032 shares (rounded down from 1,032.40) of Common Stock for $1.00 per share. Any excess subscription payments received by the subscription agent will be returned as soon as is practicable, without interest or penalty.

You may exercise some or all of your Basic Subscription Rights, or you may choose not to exercise any Basic Subscription Rights at all. You may not sell, transfer, or assign your Basic Subscription Rights. We will issue a maximum of 8,700,000 shares of Common Stock in the Rights Offering, including any shares purchased pursuant to the backstop offering. To the extent the Rights Offering shares are not purchased by the Legacy Shareholders, certain Investors will, subject to the overall ownership limits set forth in the Purchase Agreements, purchase an equal number of shares in a private placement pursuant to the backstop commitments in their respective Purchase Agreements. See “—How do the backstop commitments work?”

If you hold shares of Common Stock in your name, the number of shares you may purchase pursuant to your Rights is indicated on the enclosed Rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a Rights certificate. Instead, DTC will credit 1.0324 Rights to your nominee record holder for each share of our Common Stock that you beneficially owned as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

May I subscribe for more than I am entitled to under the Basic Subscription Right?

If you purchase all of the shares available to you pursuant to your Basic Subscription Rights, you may also choose to purchase a portion of any shares that other Legacy Shareholders do not purchase by exercising their Basic Subscription Rights. You should indicate on your Rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your oversubscription privilege (discussed below).

What is the Oversubscription Privilege?

If you timely and fully exercise your Basic Subscription Rights, you may also choose to purchase a portion of the Rights Offering shares that other Legacy Shareholders do not purchase through their Basic Subscription Rights (the “Oversubscription Privilege”) at the same subscription price per share that applies to the Basic Subscription Rights. You should indicate on your Rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your Oversubscription Privilege.

We will seek to honor the requests made under the Oversubscription Privilege in full, subject to a maximum of 8,700,000 shares of Common Stock being offered in the Rights Offering and the other limitations described below under “—Are there any limits on the number of shares I may purchase in the Rights Offering?”

If oversubscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the Rights holders exercising the Oversubscription Privilege in proportion to the number of shares of our Common Stock each of those Rights holders owned on the Record Date, relative to the number of shares of Common Stock owned on the Record Date by all Rights holders exercising the Oversubscription Privilege. We refer to this pro rata allocation formula as the “Oversubscription Allocation Formula.” If the application of the Oversubscription Allocation Formula results in any Rights holder receiving a greater number of shares than the Rights holder subscribed for pursuant to the exercise of the Oversubscription Privilege, then such Rights holder will be allocated only that number of shares of Common Stock for which the holder oversubscribed, and the remaining shares will be allocated among all other Rights holders exercising the Oversubscription Privilege on the same pro rata basis described above. Additionally, if the application of the Oversubscription Allocation Formula would result in any Rights holder exceeding, together with its affiliates, beneficial ownership of 4.9% of our outstanding Common Stock, then the Company may, in its sole discretion, reduce the number of shares allocated to such Rights holder, such that a Rights holder’s beneficial ownership will not exceed the 4.9% limitation. The proration process will be repeated until all shares of Common Stock available in the Rights Offering have been allocated or no further shares may be allocated based on the beneficial ownership limitations.

American Stock Transfer & Trust Company, LLC, our subscription agent for the Rights Offering, will determine the oversubscription allocation based on the Oversubscription Allocation Formula described above.

The Oversubscription Privilege may be exercised only for whole shares. In the event, however, that fractional shares of Common Stock result from the application of the Oversubscription Allocation Formula to oversubscription requests, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total subscription price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Because we will not know the total number of available shares and how available shares will be allocated before the Rights Offering expires, in order for the exercise of your entire Oversubscription Privilege to be valid, you should deliver to the subscription agent payment in an amount equal to the aggregate subscription price of the entire number of shares that you have requested to purchase pursuant to your Oversubscription Privilege, along with payment for the exercise of your Basic Subscription Rights and all Rights certificates, or forms provided by your nominee if your shares are held in the name of a nominee, and other subscription documents, prior to the expiration of the Rights Offering, even if you ultimately are not allocated the full amount of your oversubscription request. To the extent the aggregate subscription price of the actual number of shares allocated to you pursuant to the Oversubscription Privilege is less than the amount you actually paid, the excess subscription payment will be returned to you as soon as practicable, without interest or penalty, following the expiration of the Rights Offering.

Are there any limits on the number of shares I may purchase in the Rights Offering?

Yes. Legacy Shareholders have the right to purchase 1.0324 shares of Common Stock for each share of Common Stock owned. If you hold a Right and fully exercise your Basic Subscription Rights, you may also subscribe for an unlimited additional whole number of Rights Offering shares, subject to availability and allocation, by exercising your Oversubscription Privilege, provided that: (i) you will not thereby exceed, together with any other person with whom you may be aggregated under applicable law, 4.9% beneficial ownership of our Common Stock; and (ii) the aggregate purchase price of all Common Stock purchased in the Rights Offering will not exceed $8.7 million. If the Rights Offering is over-subscribed, we will allocate the available shares pro rata in proportion to the number of shares of our Common Stock each of those shareholders owned on the Record Date, in the manner described in “—What is the Oversubscription Privilege?”

Will fractional shares be issued in the Rights Offering?

No. Legacy Shareholders may exercise the Basic Subscription Right and the Oversubscription Privilege only for whole shares. In the event, however, that fractional shares of Common Stock result from the application of the Oversubscription Allocation Formula to oversubscription requests, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

How soon must I act to exercise my subscription rights?

If you received a Rights certificate and elect to exercise any or all of your Rights, the subscription agent must receive your properly completed and duly executed Rights certificate, all other required subscription documents and full subscription payment, including final clearance of any uncertified check, before the Rights Offering expires at 5:00 p.m., New York City time, on the Expiration Date, which is [—], 2012. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration of the Rights Offering by which time you must provide the nominee with your instructions to exercise your Rights. Although our board of directors may, in its discretion, extend the Expiration Date, we currently do not intend to do so.

Although we will make reasonable attempts to provide this prospectus to our shareholders to whom Rights are distributed, the Rights Offering and all Rights will expire on the Expiration Date, whether or not we have been able to locate all such shareholders.

How will the Company’s proposed reverse stock split affect my subscription rights in the Rights Offering?

Our board of directors has approved, and has submitted to our shareholders for approval, an amendment to our Articles to effect a reverse stock split of our Common Stock (including Non-Voting Common Stock, if authorized by shareholders) by a ratio of not less than one-for-five and not more than one-for-ten at any time prior to May 31, 2013, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion. The number of shares of Common Stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the board of directors. To avoid shareholders owning fractional shares, shareholders of record who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. This will have a minimal impact on the pro forma ownership percentages of shareholders after giving effect to the reverse split.

The primary intent of the proposed reverse stock split is to increase the market price of our Common Stock to enhance our ability to meet the initial listing requirements of the NASDAQ Capital Market and make our Common Stock more attractive to a broader range of investors.

The Company has determined that even if shareholders approve this amendment, it will not implement the reverse stock split prior to the closing of the Rights Offering and, if applicable, the private placements of shares pursuant to the backstop commitments, and therefore the proposed reverse stock split will have no impact on your subscription rights or your ability to buy securities in the Rights Offering.

May I transfer my Rights?

No. You may not sell, transfer or assign your Rights to anyone. Rights will not be quoted on the Over-the-Counter Bulletin Board or any other stock exchange or market. A Rights certificate, or forms provided by your nominee if your shares are held in the name of a nominee, may be completed only by the shareholder who receives the certificate or such forms.

Can our board of directors cancel or extend the offering?

Yes. Subject to the terms of the Purchase Agreements, our board of directors may decide to cancel the Rights Offering before the closing of the Rights Offering. If our board of directors cancels the Rights Offering, any money received from subscribing shareholders will be returned promptly, without interest or penalty. If we cancel the Rights Offering, we will not be obligated to issue shares of our Common Stock to holders who have exercised their Rights prior to termination. We also have the right to extend the offering for additional periods, although we do not currently intend to do so.

Are we requiring a minimum subscription to complete the Rights Offering?

No. Subject to the terms of the Purchase Agreements, certain Investors have agreed to backstop the Rights Offering by purchasing from us in a private placement, at the subscription price, any Rights Offering shares not purchased by our Legacy Shareholders. See “—How do the backstop commitments work?”

How was the subscription price determined?

The subscription price was established by our board of directors and is the same price per share of Common Stock paid by the Investors. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition, or the future market value of our Common Stock. We cannot assure you that you will be able to sell shares purchased in this Rights Offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our Common Stock prior to the closing of the Rights Offering.

May I participate in the Rights Offering if I sell my shares of Common Stock after the Record Date?

The Record Date for the Rights Offering is January 20, 2012. If you owned shares of the Common Stock as of 5:00 p.m., New York City time, on the Record Date, you may participate in the Rights Offering and will receive Rights. If you sell or have sold all of the shares of Common Stock that you held at 5:00 p.m., New York City time, on the Record Date subsequent to that time, you will remain eligible to participate in the Rights Offering and will receive Rights based upon the shares of Common Stock that you held as of 5:00 p.m., New York City time, on the Record Date.

Has the board of directors made a recommendation to shareholders regarding the Rights Offering?

No. Our board of directors is not making a recommendation regarding any exercise of your Rights. Rights holders who exercise Rights will incur investment risk on new money invested. The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility over the past few years. As a result, the market price for our Common Stock may be volatile. In addition, the trading volume in our Common Stock may fluctuate more than usual and cause significant price variations to occur. Accordingly, shares of Common Stock purchased in the Rights Offering may trade at a price lower than the subscription price. The trading price of our Common Stock will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity-related securities, and other factors. Volatility in the market price of our Common Stock may prevent you from being able to sell the shares when you want or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference into, this prospectus. You should carefully consider the risks, among other things, described under the heading “Risk Factors” beginning on page 19 of this prospectus and in the documents incorporated by reference into this prospectus before investing in shares of our Common Stock.

Will our directors and executive officers participate in the Rights Offering?

To the extent they held shares of Common Stock as of the Record Date, our directors and officers are entitled to participate in the Rights Offering on the same terms and conditions applicable to all Rights holders. We believe such directors and executive officers will participate in the Rights Offering at varying levels, but they are not required to do so. None of our directors or executive officers is included in the group of private placement Investors who have agreed to backstop the Rights Offering. Some of our directors were Investors in the private placement.

How do I exercise my Rights if I own shares in my name?

If you hold shares of Common Stock in your name and you wish to participate in the Rights Offering, you must deliver a properly completed and duly executed Rights certificate and all other required subscription documents, together with payment of the full subscription price, to the subscription agent before 5:00 p.m., New York City time, on the Expiration Date. If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the Rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the subscription agent of your Rights certificate, all other required subscription documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., New York City time, on the Expiration Date. See “—To whom should I send my forms and payment?” below.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares and allocation procedure with respect to the Oversubscription Privilege and the elimination of fractional shares.

What should I do if I want to participate in the Rights Offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of Common Stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own and the associated Rights. Your nominee must exercise the Rights on your behalf as the beneficial owner for the shares of Common Stock you wish to purchase pursuant to the Rights Offering.

We will ask your nominee to notify you of the Rights Offering. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Please follow the instructions of your nominee, which you should receive along with other materials concerning the Rights Offering.

Your nominee may establish a deadline for the return of subscription materials to the nominee before the Expiration Date of the Rights Offering.

What form of payment is required to purchase our common shares?

As described in the instructions accompanying the Rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by one of the following two methods:

•	Check or bank draft drawn on a U.S. bank payable to “American Stock Transfer & Trust Company, LLC as Subscription Agent” or

•

Wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530 – 354624 American Stock Transfer as Subscription Agent for Intermountain Community Bancorp with a clear reference to the identity of the subscriber who is paying the subscription price by wire transfer.

Payments will be deemed to have been received upon: (i) clearance of any uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

When will I receive my new shares?

If you purchase shares of Common Stock through the Rights Offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of the Rights Offering. If you are a registered holder of Common Stock, we will mail to you a direct registration account statement detailing the number of shares of Common Stock that you have purchased in the Rights Offering. If you are a beneficial owner of shares that are registered in the name of a broker or other nominee, you should receive from your broker or other nominee confirmation of your purchase of shares of Common Stock in the Rights Offering. Stock certificates will not be issued for shares of our Common Stock purchased in the Rights Offering, except, however, if you are a registered holder, you may request a stock certificate once you receive your direct registration account statement.

After I exercise my subscription rights, can I change my mind?

No. All exercises of Rights are irrevocable (unless we cancel the Rights Offering or are required by law to permit revocation), even if you later learn information that you consider to be unfavorable to the exercise of your Rights. You should not exercise your Rights unless you are certain that you wish to purchase shares of our Common Stock in the Rights Offering.

Are there backstop purchasers?

Yes. Castle Creek Capital Partners IV, L.P., Stadium Capital Management LLC (and its affiliates), and two other Investors (the “Backstop Investors”) have committed in their respective Purchase Agreements to backstop the Rights Offering.

How do the backstop commitments work?

Subject to the terms of the Purchase Agreements, the Backstop Investors have agreed to purchase from us in a private placement, at $1.00 per share, a number of shares equal to the number of shares of Common Stock offered pursuant to the Rights Offering that are not issued pursuant to the exercise of Rights.

The Investors that provided these backstop commitments are subject to certain overall ownership limitations described in their respective Purchase Agreements. In particular, no Investor will purchase backstop shares if, as a result of such purchase, the Investor would hold an ownership or voting interest in the Company of: (i) more than 33.3% or 14.9%, respectively, if the Investor is a “Lead Investor” (an investor is a “Lead Investor” if the Investor’s voting interest in the Company is in excess of 9.9% after giving effect to the transactions contemplated by the Purchase Agreements); (ii) more than 33.3% or 9.9%, respectively, if the Investor is a “Major Investor” (an investor is a “Major Investor” if the Investor’s voting interest is in excess of 4.9% but less than 10.0% after giving effect to the transactions contemplated by the Purchase Agreements; or (iii) more than 24.9% or 4.9% respectively, if the Investor is neither a Lead Investor nor a Major Investor. If the Rights Offering is fully subscribed by Legacy Shareholders, the Backstop Investors will not have the right to acquire any additional shares pursuant to their backstop commitments because the Purchase Agreements provide that a maximum of $8.7 million may be raised pursuant to the Rights Offering and the backstop commitments.

How many shares have the Backstop Investors committed to backstop?

The Backstop Investors, their ownership interests and limitations pursuant to the Purchase Agreement, and the maximum number of shares of Common Stock that they may purchase pursuant to their backstop commitment are described in the table below.

Backstop Investor	Voting Securities Ownership Limitations under Purchase Agreement	Equity Ownership Limitations under Purchase Agreement	Voting Securities Ownership under Purchase Agreement (Common Stock)		Non-voting Securities Ownership under Purchase Agreement (Non-Voting on an as- Converted Basis)	Warrants for Non-Voting Common Stock	Equity Ownership Pursuant to Purchase Agreement (1)	Maximum number Common Stock that may be Purchased in Backstop Private Placement	Maximum number Non- Voting Common Stock that may be Purchased in Backstop Private Placement
Castle Creek Capital Partners IV, L.P.	9.9%	33.3%	2,055,260 (9.9%	)	15,944,740	850,000	33.3%	383,074	2,498,453
Affiliates of Stadium Capital Management LLC	14.9%	33.3%	3,093,269 (14.9%	)	14,906,731	850,000	33.3%	576,545	2,304,981
Covenant Investors	9.9%	24.9%	1,660,815 (8.0%	)	469,185	—	3.8%	309,555	27,127
MFC Global Investment Management	4.9%	24.9%	1,020,000 (4.9%	)	—	—	1.9%	186,852	—

(1)	Includes total number of shares of Common Stock, Series B Preferred Stock and warrants for Non-Voting Common Stock, purchased pursuant to the respective Purchase Agreements, on an as-converted basis and assumes that the warrants have been exercised.

Because of the ownership limitations applicable to the Backstop Investors under Federal Reserve policy and guidance, the Backstop Investors are permitted to purchase a maximum of 6,286,588 shares of Common Stock and Non-Voting Common Stock (or an equivalent number of shares of Series B Preferred Stock) in the aggregate on a pre-reverse split basis pursuant to their backstop commitments, provided that at least 2,413,412 shares of Common Stock are sold to our Legacy Shareholders on a pre-reverse split basis upon the exercise of subscription rights distributed in the Rights Offering. If fewer than 2,413,412 shares are sold to Legacy Shareholders in the Rights Offering, the Backstop Investors would be required to acquire fewer shares due to such Federal Reserve ownership limitations. In other words, in order to increase the total number of shares of Common Stock and Non-Voting Common Stock outstanding enough to allow the Backstop Investors to fully backstop the Rights Offering while still remaining below regulatory ownership limitations, Legacy Shareholders would need to purchase at least 2,413,412 shares of Common Stock in the Rights Offering. If the Rights Offering is fully subscribed by Legacy Shareholders, the Backstop Investors will not have the right to acquire any additional shares pursuant to their backstop commitments.

Why are there backstop purchasers?

We obtained the backstop commitments to maximize the possibility that 8,700,000 shares are either sold in the Rights Offering or purchased subsequent to the offering, in a private placement, at the same purchase price at which the Rights were exercisable. Through this arrangement, there is a greater likelihood that we will raise gross proceeds of $8.7 million through the Rights Offering and the backstop commitments. There is no minimum subscription amount required for the consummation of the Rights Offering. However, due to the ownership limitations applicable to the Backstop Investors under Federal Reserve policy and guidance, the Backstop Investors are permitted to purchase a maximum of 6,286,588 shares of Common Stock and Non-Voting Common Stock (or an equivalent number of shares of Series B Preferred Stock) in the aggregate on a pre-reverse split basis pursuant to their backstop commitments, provided that at least 2,413,412 shares of Common Stock are sold to our Legacy Shareholders on a pre-reverse split basis upon the exercise of subscription rights distributed in the Rights Offering. If the Rights Offering is not fully subscribed by Legacy Shareholders, then in order for the full amount of gross proceeds to be raised, while ensuring that the Backstop Investors remain below regulatory ownership limitations, a minimum of 2,413,412 shares would need to be sold to Legacy Shareholders pursuant to the exercise of Rights.

What effects will the Rights Offering have on our outstanding shares of Common Stock?

Assuming the Rights Offering is fully subscribed, an additional 8,700,000 shares of our Common Stock will be issued and outstanding after the closing of the Rights Offering. Based on 20,776,220 shares of our Common Stock outstanding on April 12, 2012, there would be 29,476,220 shares of Common Stock outstanding as a result of the Rights Offering. As a result of the Rights Offering and backstop (if applicable), subject to the terms of the Purchase Agreements and conditions of the backstop, the ownership interests and voting interests of the Legacy Shareholders that do not fully exercise their Basic Subscription Rights will be diluted. Given their respective ownership limitations, Backstop Investors may satisfy their backstop commitments by purchasing Non-Voting Common Stock or, if our shareholders have not yet approved such Non-Voting Common Stock, by purchasing shares of Series B Preferred Stock. Due to conversion triggers of the Non-Voting Common Stock, the holders of Non-Voting Common Stock will not retain ownership of any of the Common Stock into which such Non-Voting Common Stock has been converted because the conversion occurs only in connection with specified transfers of the stock. See “Description of Capital Stock—Conversion into Common Stock.” If the Rights Offering is not fully subscribed, we cannot state with certainty how many shares of our Common Stock will be outstanding upon the closing of the Rights Offering and the backstop.

In addition, if the subscription price of the shares is less than the market price of our Common Stock, the Rights Offering will likely reduce the market price per share of shares you already hold.

How much will we receive from the Rights Offering and how will such proceeds be used?

We estimate that the net proceeds to us from the Rights Offering (assuming the full exercise of Rights), after deducting estimated offering expenses, will be approximately $8.6 million. We intend to use the net proceeds from the Rights Offering for general corporate purposes, which may include capital contributions to the Bank.

Are there risks in exercising my Rights?

Yes. The exercise of your Rights involves risks. Exercising your Rights involves the purchase of additional shares of our Common Stock and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 19 of this prospectus and in the documents incorporated by reference into this prospectus.

Will the Rights Offering result in a change of control of the Company?

No. The Rights Offering will not result in a change of control of the Company under commonly accepted definitions of “change of control.”

If my exercise of Rights is not valid or if the Rights Offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If your exercise of Rights is deemed not to be valid or the Rights Offering is not completed, all subscription payments received by the subscription agent will be returned as soon as practicable following the expiration of the Rights Offering, without interest or penalty. If you own shares through a nominee, it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in the Rights Offering?

We are not charging any fee or sales commission to issue Rights to you or to issue shares to you if you exercise your Rights. If you exercise your Rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising my Rights?

For U.S. federal income tax purposes, a holder should not recognize income or loss in connection with the receipt or exercise of Rights in the Rights Offering. You should consult your tax advisor as to your particular tax consequences resulting from the Rights Offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should deliver all required subscription documents and subscription payment pursuant to the instructions provided by your nominee. If you are the record holder, then you should send your Rights certificate, all other required subscription documents and subscription payment by mail, hand delivery or overnight courier (or, for the subscription payment, by wire transfer) to the appropriate address listed below:

If delivering by hand, mail or overnight courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You and, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your Rights certificate, as applicable, as well as all other required subscription documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the Rights Offering. If you hold your shares of Common Stock through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the Expiration Date of the Rights Offering.

Whom should I contact if I have other questions?

If you have any questions regarding the Rights Offering, completion of the Rights certificate or any other subscription documents or submitting payment in the Rights Offering, please contact American Stock Transfer & Trust Company, the subscription agent for the Rights Offering. Banks and brokers should call (212) 493-3910 and shareholders should call (877) 478-5038.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Common Stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the Common Stock is appropriate for you.

Intermountain Community Bancorp

Intermountain Community Bancorp is a bank holding company incorporated in the State of Idaho in October 1997. We primarily provide commercial banking services in Idaho, Washington and Oregon through our full-service commercial bank subsidiary, Panhandle State Bank, which opened in 1981. Panhandle State Bank is an Idaho state-chartered bank and our primary markets consist of northern, southwestern and south central Idaho, eastern Washington and southwestern Oregon.

Panhandle State Bank maintains its main office in Sandpoint, Idaho and has 19 other branches. In addition to the main office, eight branch offices operate under the name of Panhandle State Bank, eight branches operate under the name of Intermountain Community Bank, a division of Panhandle State Bank, and three operate under the name of Magic Valley Bank, also a division of Panhandle State Bank.

As of December 31, 2011, we had total assets of $934 million, total net loans receivable of $502 million, total deposits of $729 million, and total shareholders’ equity of $62 million.

As a bank holding company, Intermountain Community Bancorp is subject to regulation by the Federal Reserve Board and the Idaho Department of Finance. Panhandle State Bank is regulated by the Idaho Department of Finance, the State of Washington Department of Financial Institutions, the Oregon Division of Finance and Corporate Securities and, as an “insured bank,” is subject to regulation by the Federal Deposit Insurance Corporation (“FDIC”).

Our principal executive offices are located at 414 Church Street, Sandpoint, Idaho 83864, and our telephone number is (208) 263-0505. Our common stock, no par value per share (the “Common Stock”) is quoted on the OTC Bulletin Board under the symbol “IMCB.OB.”

Recent Developments

Investment Transactions

The Original Securities Purchase Agreements

As described in our Current Report on Form 8-K filed with the SEC on April 7, 2011, on April 6, 2011 we entered into securities purchase agreements (the “Original Purchase Agreements”) with Castle Creek Capital Partners IV, L.P. (“Castle Creek”), affiliates of Stadium Capital Management, LLC (“Stadium” and, collectively with Castle Creek, the “Lead Investors”), and 14 other investors (collectively with the Lead Investors, the “Original Investors”), pursuant to which the Original Investors agreed to invest in private placements an aggregate of $70 million in us for 70 million newly issued shares of Common Stock at a purchase price of $1.00 per share and, with respect to Castle Creek, a three-year warrant to purchase an additional 1,000,000 shares of Common Stock at $1.25 per share. We negotiated the Original Purchase Agreements between the Original Investors and the Company with the assistance of Sandler O’Neill + Partners, L.P., the Company’s placement agent.

The closing of the transactions was subject to certain customary conditions including required bank regulatory approvals and confirmations. Under the Change in Bank Control Act (“CBCA”) and the regulations, guidelines and policies of the Board of Governors of the Federal Reserve, investors seeking to acquire 10% or more of the voting securities of a bank holding company must file notices with and receive non-objections from the Federal Reserve, and make certain publications. Since each of the Lead Investors agreed to purchase in excess of 10% of the Common Stock on a pro forma basis under their respective Original Purchase Agreements, under the CBCA each was required to file a CBCA notice with the Federal Reserve and make such publications. Certain other Original Investors were required to submit information to the Federal Reserve in connection with the Federal Reserve’s review of the Lead Investors’ respective CBCA notices, since those other investors planned to acquire 5% or more of our voting securities. In addition, the Company and the Lead Investors were required to make filings with and receive approvals from Idaho bank regulatory authorities and, with respect to proposed new members of the Company’s and the Bank’s respective boards of directors, the Federal Reserve and the FDIC, respectively and the State of Idaho. The Company and each appropriate Original Investor made all necessary notices and filings with applicable bank regulators; however, the Federal Reserve did not complete its review of the CBCA notices by August 31, 2011. The Original Purchase Agreements provided that if the private placements did not close by August 31, 2011, each Original Investor could terminate its agreement in its discretion. On September 19, 2011, two of the Original Investors, who each would have purchased Common Stock representing approximately 9% of the Common Stock after giving effect to the private placements, separately notified us that they were terminating their respective Original Purchase Agreements. None of the Original Investors who terminated their respective Original Purchase Agreements was a Lead Investor.

It was also a condition to each Original Investor’s obligation to close the transactions that the full $70 million in capital be raised under the Original Purchase Agreements. As a result of the terminations of the two approximately 9% investors and the subsequent terminations of other smaller investors, although the Original Purchase Agreements with other Original Investors did not automatically terminate, the transactions had to be re-structured in order for a closing to occur, since $70 million in capital could no longer be raised.

The Amended Securities Purchase Agreements

We worked with Sandler O’Neill and each of the Lead Investors, the other remaining Original Investors and potential additional investors to restructure the planned capital raise. In light of adverse market conditions and the loss of certain investors from the original investor group, the Company and Sandler O’Neill were not able to replace all of the Original Investors who had terminated their agreements and thereby complete a full $70 million capital raise. The Company determined that it could satisfy the capital requirements of its regulators and its own internal capital needs as a result of improved Company conditions, with a smaller capital raise, so the Company and Sandler O’Neill focused on completing a smaller capital raise with the interested investors. To maximize the aggregate amount invested in the capital raise, each of the Lead Investors agreed to acquire up to 33.3% total equity in us by making a portion of their investments in non-voting stock, as permitted by the Federal Reserve policy statement on private equity investments in bank holding companies. Castle Creek and Stadium determined to acquire securities representing 9.9% and 14.9%, respectively, of the Common Stock, and the remainder of their 33.3% total equity investment in the form of Series B Preferred Stock which will automatically convert into Non-Voting Common Stock at a conversion price of $1.00 per share upon shareholder approval of an amendment to the Company’s Amended and Restated Articles of Incorporation to authorize such Non-Voting Common Stock, and warrants for each of Castle Creek and Stadium exercisable for 850,000 shares of Non-Voting Common Stock at $1.00 per share (or, in the event the Warrants are exercised prior to Shareholder Approval, for Series B Preferred Stock at an economically equivalent exercise price).

On January 19, 2012, the Federal Reserve and the applicable Idaho regulators took the steps necessary to allow the restructured capital raise to close. Effective as of January 20, 2012, we entered into securities purchase agreements with respect to the restructured capital raise (the “Purchase Agreements”). On January 23, 2012, the re-structured capital raise closed, resulting in aggregate gross proceeds to the Company of approximately $47.3 million and aggregate net proceeds of approximately $42.2 million after paying transaction costs and expenses. Of the approximately $5.1 million in expenses, we paid approximately $2.4 million as a placement agent fee to Sandler O’Neill, approximately $1.8 million for Company and investor legal fees and expenses, approximately $84 thousand for the fees and expenses of BDO USA, the Company’s outside audit firm, approximately $661 thousand in investor due diligence costs and approximately $52 thousand in registration and printing costs. Graham & Dunn PC, the Company’s counsel, and BDO USA have each received fees from the Company during the last three years in their roles as outside counsel and auditors, respectively.

As a result of the recent capital raise, assuming the conversion of the Series B Preferred Stock into Non-Voting Common Stock and the acquisition by Castle Creek and Stadium of an aggregate of 1,700,000 shares of Non-Voting Common Stock upon exercise of warrants issued to them, (i) the investors in the 2012 Capital Raise (the “Investors”) who were not legacy shareholders acquired securities representing approximately 51.9% of the outstanding Common Stock and 76.3% of the outstanding Common Stock and Non-Voting Common Stock taken as a whole; and (ii) the pro forma book value per share of Common Stock and Non-Voting Common Stock at December 31, 2011 declined to $1.38 from $4.22 per share of Common Stock at December 31, 2011. Applying the same assumptions as above, and further assuming the Rights Offering is fully subscribed by legacy shareholders (i) the investors in the 2012 Capital Raise who were not legacy shareholders acquired securities representing approximately 36.6% of the outstanding Common Stock and 66.3% of the outstanding Common Stock and Non-Voting Common Stock taken as a whole; and (ii) the pro forma book value per share of Common Stock and Non-Voting Common Stock at December 31, 2011 declined to $1.33 from $4.22 per share of Common Stock at December 31, 2011.

The Purchase Agreements provide the Investors with registration rights with respect to the Investor Securities. Among other things, the Purchase Agreements require the Company to file a resale registration statement, or statements if necessary, with respect to the Investor Securities within 60 days of the closing of the sale of the Investor Securities.

Under the terms of the Purchase Agreements, we also agreed to conduct the Rights Offering covered by this prospectus. Any backstop shares issued to certain Investors who have agreed to backstop the Rights Offering will be issued in private placements pursuant to their respective Purchase Agreements and not pursuant to this prospectus.

Risk Factors

An investment in the Common Stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 19 of this prospectus, as well as other information included or incorporated by reference into this prospectus, including our financial statements and the notes thereto, before making an investment decision.

The Rights Offering

The following summary of the offering contains basic information about the Rights Offering and the Common Stock and is not intended to be complete. It does not contain all the information that is important to an investment decision. For a more complete description of the Rights Offering, please refer to the section of this prospectus entitled “The Rights Offering.”

Issuer	Intermountain Community Bancorp

Securities Offered	We are distributing at no charge to record holders of our Common Stock as of 5:00 p.m., New York City time, on the record date of January 20, 2012, one non-transferable Right for each share of Common Stock then held of record. For each Right that you own, you will have a Basic Subscription Right to buy from us 1.0324 shares of Common Stock at a subscription price of $1.00 per share and an Oversubscription Privilege.

Subscription Price	$1.00 per share of Common Stock. To be effective, any payment related to the exercise of a Right must clear prior to the Expiration Date.

Right	Each Right consists of a Basic Subscription Right and an Oversubscription Privilege.

Basic Subscription Right	For each whole Right that you own, you will have a subscription right to buy from us 1.0324 shares of our Common Stock at the subscription price. You may exercise your Basic Subscription Right for some or all of the shares of Common Stock available for purchase under such Right, or you may choose not to exercise any portion of your Basic Subscription Right.

Oversubscription Privilege	Pursuant to the Oversubscription Privilege, if you timely and fully exercise your Basic Subscription Right, you may also subscribe for a portion of the shares of Common Stock offered in the Rights Offering that the other Rights holders do not purchase pursuant to their Basic Subscription Rights, subject to availability and allocation of such shares, and provided that no Rights holder may thereby acquire, together with its affiliates, beneficial ownership of more than 4.9% of the shares of our outstanding Common Stock.

If oversubscription requests exceed the number of shares available, we will allocate the available shares pro rata among the Rights holders exercising the Oversubscription Privilege in proportion to the number of shares of our Common Stock a Rights holder owned on the Record Date relative to the aggregate number of shares of our Common Stock owned on the Record Date by all Rights holders exercising their Oversubscription Privilege. For additional details regarding the pro rata allocation process, see “Questions and Answers Relating to the Rights Offering—What is the Oversubscription Privilege?”

If you properly exercise your Oversubscription Privilege for a number of shares that exceeds the number of shares allocated to you, any excess subscription payments received by the subscription agent will be returned to you as soon as practicable, without interest or penalty, following the expiration of the Rights Offering. There is no minimum subscription amount required for consummation of the Rights Offering. However, your ability to purchase Common Stock pursuant to the Oversubscription Privilege is subject to an overall beneficial ownership limit of 4.9% of our outstanding shares of Common Stock, after giving effect to your participation in the Rights Offering and taking into account the holdings of your affiliates.

No Fractional Shares	Legacy Shareholders may exercise the Basic Subscription Right and Oversubscription Privilege only for whole shares.

In the event, however, that fractional shares of Common Stock result from the application of the Oversubscription Allocation Formula to oversubscription requests, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Record Date	January 20, 2012

Expiration Date	The Rights will expire at 5:00 p.m., New York City time, on [—], 2012. We currently do not intend to extend the expiration of the Rights Offering.

Use of Proceeds:	The total proceeds to us from the Rights Offering will depend on the number of Rights that are exercised. If the Rights are exercised in full, we expect the total proceeds to us, after deducting estimated offering expenses, would be approximately $8.6 million. We intend to use the net proceeds for general corporate purposes, which may include additional capital contributions to the Bank.

Procedure for Exercising Rights	To exercise your Rights, you must take the following steps:

If you are a registered holder of Common Stock, you must deliver payment, a properly completed Rights certificate and all other required subscription documents to the subscription agent before 5:00 p.m., New York City time, on [—], 2012.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, your nominee will contact you. You will not receive a Rights certificate from the Company. Your broker, dealer, custodian bank or other nominee must exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before 5:00 p.m., New York City time, on
[—], 2012. Please follow the instructions of your nominee, who may require that you meet an earlier deadline for the delivery of your subscription forms and payment to the nominee.

No Revocation	All exercises of Rights are irrevocable (except as required by law) even if you later learn information that you consider unfavorable to the exercise of your Rights. You should not exercise your Rights unless you are certain you wish to purchase additional shares of Common Stock at a subscription price of $1.00 per share.

No Board Recommendation	Our board of directors is not making any recommendation regarding any exercise of your Rights. You should make your decision based on your own assessment of our business and the terms of the Rights Offering. For a discussion of some of the risks involved in investing in our Common Stock, see “Risk Factors” beginning on page 19 as well as the other information contained or incorporated by reference in this prospectus.

Issuance of Common Stock	If you purchase shares of Common Stock through the Rights Offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of the Rights Offering. If you are a registered holder of Common Stock, we will mail to you a direct registration account statement detailing the number of shares of Common Stock that you have purchased in the Rights Offering. If you are a beneficial owner of shares that are registered in the name of a broker or other nominee, you should receive from your broker or other nominee confirmation of your purchase of shares of Common Stock in the Rights Offering. Stock certificates will not be issued for shares of our Common Stock purchased in the Rights Offering, except, however, if you are a registered holder, you may request a stock certificate once you have received your direct registration account statement.

No Transfer of Sale Rights	The Rights may not be sold, transferred or assigned and will not be quoted on the Over-the-Counter Bulletin Board or any other stock exchange or trading market.

Market and trading symbol for the Common Stock	Our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “IMCB.OB.” Shares of our Common Stock issued in connection with the Rights Offering will also be quoted on the Over-the-Counter Bulletin Board under the same symbol.

Federal Income Tax Consequences	The receipt and exercise of Rights should not be taxable for U.S. federal income tax purposes. You should consult your tax advisor as to your particular tax consequences resulting from the Rights Offering. See “Certain Material U.S. Federal Income Tax Considerations.”

Subscription Agent	American Stock Transfer & Trust Company, LLC

Shares Outstanding After Completion of the Rights Offering	As of the Record Date, we had 8,427,212 shares of Common Stock outstanding. After giving effect to the shares of Common Stock purchased by the Investors under their respective Purchase Agreements, there were 20,776,220 shares of Common Stock outstanding as of April 12, 2012. Assuming the Rights Offering is fully subscribed and we issue 8,700,000 shares in the Rights Offering, total issued and outstanding shares of Common Stock would increase to 29,476,220. After giving effect to the shares of our Mandatorily Convertible Cumulative Participating Preferred Stock, Series B (the “Series B Preferred Stock”) purchased by the Investors under their respective Purchase Agreements, there were 698,992.96 shares of Series B Preferred Stock outstanding, which Series B Preferred Stock will convert automatically at $1.00 per share into shares of a Non-Voting Common Stock upon shareholder approval of an amendment to the Company’s Amended and Restated Articles of Incorporation to authorize such Non-Voting Common Stock (the “Shareholder Approval”). If Castle Creek Capital Partners IV, L.P. (“Castle Creek”), Stadium Capital Management LLC (and its affiliates) (“Stadium”), and two other Investors, pursuant to their backstop commitments as described below, elect to purchase a like number of shares of Non-Voting Common Stock in lieu of their obligation to purchase all or a part of the shares of Common Stock that they would be obligated to buy pursuant to such backstop commitments (or, if the Shareholder Approval has not been obtained, a number of shares of Series B Preferred Stock initially convertible into shares of Non-Voting Common Stock), then we estimate that an additional 4,830,561 shares of Non-Voting Common Stock (or, if the Shareholder Approval has not been obtained, 96,611.22 shares of Series B Preferred Stock, if applicable) may become issued and outstanding. As of April 12, 2012, we had 27,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) outstanding.

Backstop Commitment in the Purchase Agreements

We have entered into Purchase Agreements with the Investors, pursuant to which Castle Creek, Stadium and two other Investors (the “Backstop Investors”) have agreed to backstop the Rights Offering by purchasing from us in private placements, at a price of $1.00 per share, a number of shares of Common Stock (or at their election, Non-Voting Common Stock or Series B Preferred Stock) equal to the number of shares not purchased by the Rights holders, subject to overall ownership limitations set forth in the Purchase Agreements. The backstop commitments will maximize the possibility that we raise gross proceeds of approximately $8.7 million through the Rights Offering and the commitments under the Purchase Agreements to backstop the Rights Offering in private placements. However, Legacy Shareholders must purchase at least 2,413,412 shares in the Rights Offering in order for the Backstop Investors to fully backstop the

Rights Offering under their respective ownership limitations. If the Rights Offering is fully subscribed by Legacy Shareholders, the Backstop Investors will not have the right to acquire any additional shares pursuant to their backstop commitments because the Purchase Agreements provide that a maximum of $8.7 million may be raised pursuant to the Rights Offering and the backstop commitments. See “Questions and Answers Relating to the Offering—How do the backstop commitments work?”

Risk Factors	Investing in our Common Stock involves risks. You should carefully consider the information under “Risk Factors” beginning on page 19 as well as the other information contained or incorporated by reference in this prospectus before making a decision to invest in our Common Stock.

RISK FACTORS

An investment in our common stock, no par value (the “Common Stock”) involves certain risks. Before making an investment decision, you should read carefully and consider the risk factors below. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. The risks and uncertainties described below are not the only ones facing our business. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations. This prospectus is qualified in its entirety by these risk factors. If any of the events or conditions discussed in the following risk factors actually occurs, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our Common Stock could decline significantly, and you could lose all or part of your investment.

Risks Associated with Our Business

The continued challenging economic environment could have a material adverse effect on our future results of operations or market price of our stock.

The national economy and the financial services sector in particular, are still facing significant challenges. Substantially all of our loans are to businesses and individuals in northern, southwestern and south central Idaho, eastern Washington and southwestern Oregon, markets facing many of the same challenges as the national economy, including elevated unemployment and declines in commercial and residential real estate. Although some economic indicators are improving both nationally and in the markets we serve, unemployment remains high and there remains substantial uncertainty regarding when and how strongly a sustained economic recovery will occur. A further deterioration in economic conditions in the nation as a whole or in the markets we serve could result in the following consequences, any of which could have an adverse impact, which may be material, on our business, financial condition, results of operations and prospects, and could also cause the market price of our stock to decline:

•	economic conditions may worsen, increasing the likelihood of credit defaults by borrowers;

•	loan collateral values, especially as they relate to commercial and residential real estate, may decline further, thereby increasing the severity of loss in the event of loan defaults;

•	nonperforming assets and write-downs of assets underlying troubled credits could adversely affect our earnings;

•	demand for banking products and services may decline, including services for low cost and non-interest-bearing deposits; and

•	changes and volatility in interest rates may negatively impact the yields on earning assets and the cost of interest-bearing liabilities.

Our allowance for loan losses may not be adequate to cover actual loan losses, which could adversely affect our earnings.

We maintain an allowance for loan losses in an amount that we believe is adequate to provide for losses inherent in our loan portfolio. While we strive to carefully manage and monitor credit quality and to identify loans that may be deteriorating, at any time there are loans included in the portfolio that may result in losses, but that have not yet been identified as potential problem loans. Through established credit practices, we attempt to identify deteriorating loans and adjust the loan loss reserve accordingly. However, because future events are uncertain, there may be loans that deteriorate in an accelerated time frame. As a result, future additions to the allowance may be necessary. Because the loan portfolio contains a number of loans with relatively large balances, deterioration in the credit quality of one or more of these loans may require a significant increase to the allowance for loan losses. Future additions to the allowance may also be required based on changes in the financial condition of borrowers, such as have resulted due to the current, economic conditions or as a result of actual events turning out differently than forecasted in the assumptions we use to determine the allowance for loan losses. With respect to real estate loans and property taken in satisfaction of such loans (“other real estate owned” or “OREO”), we can be required to recognize significant declines in the value of the underlying real estate collateral or OREO quite suddenly as new appraisals are performed in the normal course of monitoring the credit quality of the loans. There are many factors that can cause the appraised value of real estate to decline, including declines in the general real estate market, changes in methodology applied by the appraiser, and/or using a different appraiser than was used for the prior appraisal. Our ability to recover on real estate loans by selling or disposing of the underlying real estate collateral is adversely impacted by declining appraised values, which increases the likelihood we will suffer losses on defaulted loans beyond the amounts provided for in the allowance for loan losses. This, in turn, could require material increases in our provision for loan losses.

Additionally, federal banking regulators, as an integral part of their supervisory function, periodically review our allowance for loan losses. These regulatory agencies may require us to recognize further loan loss provisions or charge-offs based upon their judgments, which may be different from ours. Any increase in the allowance for loan losses would have a negative effect, which may be material, on our financial condition and results of operations.

We have entered into an informal agreement with our regulators to take steps to further strengthen the Bank.

The Bank has entered into an informal agreement with the FDIC and the Idaho Department of Finance to take steps to further strengthen the Bank within specified timeframes, including, among other items, increasing capital by at least $30 million by June 16, 2010 and thereafter maintaining a minimum 10% Tier 1 Capital to Average Assets ratio, not paying dividends from the Bank to the Company without prior approval, achieving staged reductions in the Bank’s adversely classified assets and not engaging in transactions that would materially alter our balance sheet composition. Management has taken numerous steps to satisfy the conditions of the agreement, including raising net proceeds of approximately $42.2 million in the recent capital raise and contributing $30 million as additional capital to the Bank. Although management has taken these steps, there can be no assurance as to when, or if, the informal agreement will be lifted.

If the proceeds from the recent private placement and the expected proceeds from this Rights Offering are not sufficient to satisfy our capital and liquidity needs or to satisfy changing regulatory requirements, we may need even more capital and could be subject to further regulatory restrictions, either of which could significantly adversely affect us and the trading price of our stock.

The proceeds from the recent private placement and the expected proceeds from this Rights Offering have been raised, or will be raised, to strengthen our common equity capital base. Despite this increase in our capital base, if the proceeds from the private placement and the expected proceeds from this Rights Offering are not sufficient, or if economic conditions continue to be difficult or worsen or fail to improve in a timely manner, or if there is further deterioration in economic conditions in the nation as a whole or in the markets we serve, particularly in the residential and commercial real estate markets, we may need to raise significant additional capital. Factors affecting whether we would need to raise additional capital include, among others, changing requirements of regulators, further decline in loan collateral values, additional provisions for loan losses and loan charge-offs, and other risks discussed in this “Risk Factors” section. If we were to need to raise additional capital, there can be no assurance that we would be able to do so in the amounts required and in a timely manner, or at all. In addition, any such additional capital raised may be significantly dilutive to our existing shareholders and may result in the issuance of securities that have rights, preferences and privileges that are senior to our Common Stock.

As a result of the transactions contemplated by the Purchase Agreements, Castle Creek Capital Partners IV, L.P. (“Castle Creek”) and affiliates of Stadium Capital Management LLC (“Stadium”) became substantial holders of our Common Stock.

Upon the completion of the transactions contemplated by the Purchase Agreements, Castle Creek and Stadium each became holders of a 33.3% ownership interest, and 9.9% and 14.9% voting interest, respectively, in Intermountain (after giving effect to the exercise of certain warrants). Stadium has a representative on our board and each has the right to an observer and has a representative on the Bank’s Board of Directors. Although Castle Creek and Stadium each entered into certain passivity agreements with the Federal Reserve in connection with their investments in us, Castle Creek and Stadium each have substantial influence over our corporate policy and business strategy. In pursuing their economic interests, Castle Creek and Stadium may have interests that are different from the interests of our other shareholders.

Resales of our Common Shares in the public market may cause the market price of our Common Shares to fall.

We issued a large number of shares of Common Stock and securities convertible into common stock to the Investors pursuant to the Purchase Agreements. The Investors have certain registration rights with respect to the shares of Common Stock and securities convertible into common stock held by them. The registration rights for the Investors will allow them to sell their shares without compliance with the volume and manner of sale limitations under Rule 144 promulgated under the Securities Act. The market value of our Common Stock could decline as a result of sales by the Investors from time to time of a substantial amount of the shares of Common Stock and securities convertible into common stock held by them.

We have incurred significant losses in recent years and may incur losses again in the future.

We have incurred significant losses in recent years. While there has been continued improvement in the quality of our loan portfolio and a corresponding improvement in operating results, economic conditions remain uncertain. As such, significant additional provisions for credit losses may be necessary to supplement the allowance for loan and lease losses in the future, which could cause us to incur a net loss in the future and could adversely affect the price of, and market for, our Common Stock.

Concentration in real estate loans and the deterioration in the real estate markets we serve could require material increases in our allowance for loan losses and adversely affect our financial condition and results of operations.

The current economic downturn and sluggish recovery is significantly affecting our market areas. At December 31, 2011, 61.7% of our loans were secured with real estate as the primary collateral. Further deterioration or a slow recovery in the local economies we serve could have a material adverse effect on our business, financial condition and results of operations due to a weakening of our borrowers’ ability to repay these loans and a decline in the value of the collateral securing them. In light of the continuing effects of the economic downturn of the past three years, real estate values have been adversely affected. As we have experienced, significant declines in real estate collateral can occur quite suddenly as new appraisals are performed in the normal course of monitoring the credit quality of the loan. Significant declines in the value of real estate collateral due to new appraisals can occur due to declines in the real estate market, changes in methodology applied by the appraiser, and/or using a different appraiser than was used for the prior appraisal. Our ability to recover on these loans by selling or disposing of the underlying real estate collateral is adversely impacted by declining real estate values, which increases the likelihood we will suffer losses on defaulted loans secured by real estate beyond the amounts provided for in the allowance for loan losses. This, in turn, could require material increases in our allowance for loan losses and adversely affect our financial condition and results of operations, perhaps materially.

Non-performing assets take significant time to resolve and adversely affect our results of operations and financial condition.

At December 31, 2011, our non-performing loans (which consist of non-accrual loans and loans that are 90 days or more past due) were 1.85% of the loan portfolio. At December 31, 2011, our non-performing assets (which also include OREO) were 1.71% of total assets. The level of non-performing loans to net loans decreased from 2.04% at December 31, 2010, to 1.85% at December 31, 2011, but the level of non-performing assets to total assets increased from 1.59% at December 31, 2010 to 1.71% at December 31, 2011, and remains at elevated levels compared to historical norms. Non-performing loans and assets adversely affect us in a variety of ways. Until economic and market conditions improve, we may expect to continue to incur losses relating to elevated levels of non-performing assets. We do not record interest income on non-accrual loans, thereby adversely affecting our net interest income and increasing loan administration costs. When we receive collateral through foreclosures and similar proceedings, we are required to mark the related loan to the then fair market value of the collateral, which may ultimately result in a loss. An increase in the level of non-performing assets also increases our risk profile and may impact the capital levels our regulators believe are appropriate in light of such risks. We utilize various techniques such as loan sales, workouts and restructurings to manage our problem assets. Decreases in the value of these problem assets, the underlying collateral, or in the borrowers’ performance or financial condition could adversely affect our business, results of operations and financial condition, perhaps materially. In addition, the resolution of non-performing assets requires significant commitments of time from management and staff, which can be detrimental to the performance of their other responsibilities. We may experience increases in non-performing loans and assets in the future.

Our ability to receive dividends from our banking subsidiary accounts for most of our revenue and could affect our liquidity and ability to pay dividends.

We are a separate and distinct legal entity from our banking subsidiary, Panhandle State Bank. We receive substantially all of our revenue from dividends from our banking subsidiary. Under normal circumstances, these dividends are the principal source of funds to fund holding company expenses and pay dividends on our Common Stock and our preferred stock, no par value per share (the “Preferred Stock”) and principal and interest on our outstanding debt. The other primary sources of liquidity for the Company are capital or borrowings. Various federal and/or state laws and regulations limit the amount of dividends that the Bank may pay us. For example, Idaho law limits a bank’s ability to pay dividends subject to surplus reserve requirements. In addition, as noted above, we have entered into an informal agreement with our regulators prohibiting the payment of dividends from the Bank to the Company without prior approval. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. Limitations on our ability to receive dividends from our subsidiary could have a material adverse effect on our liquidity and on our ability to pay dividends on Common Stock or Preferred Stock. Additionally, if our subsidiary’s earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, we may not be able to make dividend payments to our common and preferred shareholders or principal and interest payments on our outstanding debt.

In this regard, we have suspended payments on our trust preferred securities and Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). As of April, 2012, we will have not paid dividends on the Series A Preferred Stock for a total of ten quarterly dividend periods, which gives the U.S. Treasury the right to appoint two directors to our board of directors until all accrued but unpaid dividends have been paid. If we do not make payments on our trust preferred securities for over 20 consecutive quarters, we could be in default under those securities.

A continued tightening of credit markets and liquidity risk could adversely affect our business, financial condition and results of operations.

A continued tightening of the credit markets or any inability to obtain adequate funds for continued loan growth at an acceptable cost could negatively affect our asset growth and liquidity position and, therefore, our earnings capability. In addition to core deposit growth, maturity of investment securities and loan payments, the Bank also relies on alternative funding sources including unsecured borrowing lines with correspondent banks, borrowing lines with the Federal Home Loan Bank and the Federal Reserve Bank, public time certificates of deposits and out of area and brokered time certificates of deposit. Our ability to access these sources could be impaired by deterioration in our financial condition as well as factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations for the financial services industry or serious dislocation in the general credit markets. In the event such disruption should occur, our ability to access these sources could be negatively affected, both as to price and availability, which would limit, and/or potentially raise the cost of, the funds available to the Company.

The FDIC has increased insurance premiums and imposed special assessments to rebuild and maintain the federal deposit insurance fund, and any additional future premium increases or special assessments could have a material adverse effect on our business, financial condition and results of operations.

In 2009, the FDIC imposed a special deposit insurance assessment of five basis points on all insured institutions, and also required insured institutions to prepay estimated quarterly risk-based assessments through 2012.

The Dodd-Frank Act established 1.35% as the minimum deposit insurance fund reserve ratio. The FDIC has determined that the fund reserve ratio should be 2.0% and has adopted a plan under which it will meet the statutory minimum fund reserve ratio of 1.35% by the statutory deadline of September 30, 2020. The Dodd-Frank Act requires the FDIC to offset the effect on institutions with assets less than $10 billion of the increase in the statutory minimum fund reserve ratio to 1.35% from the former statutory minimum of 1.15%.

On February 7, 2011, the FDIC issued final rules, effective April 1, 2011, implementing changes to the assessment rules resulting from the Dodd-Frank Act. The adopted regulations: (1) modify the definition of an institution’s deposit insurance assessment base; (2) alter certain adjustments to the assessment rates; (3) revise the assessment rate schedules in light of the new assessment base and altered adjustments; and (4) provide for the automatic adjustment of the assessment rates in the future when the reserve ratio reaches certain milestones.

Despite the FDIC’s actions to restore the deposit insurance fund, the fund will suffer additional losses in the future due to failures of insured institutions. There may be additional significant deposit insurance premium increases, special assessments or prepayments in order to restore the insurance fund’s reserve ratio. Any significant premium increases or special assessments could have a material adverse effect on the Company’s financial condition and results of operations.

We may be required, in the future, to recognize impairment with respect to investment securities, including the FHLB stock we hold.

Our securities portfolio contains whole loan private mortgage-backed securities and currently includes securities with unrecognized losses. The national downturn in real estate markets and elevated mortgage delinquency and foreclosure rates have increased credit losses in the portfolio of loans underlying these securities and resulted in substantial discounts in their market values. While these trends appear to have stabilized, any further deterioration in the loans underlying these securities and resulting market discounts could lead to other-than-temporary impairment in the value of these investments. We evaluate the securities portfolio for any other-than-temporary impairment each reporting period, as required by generally accepted accounting principles, and as of December 31, 2011, two securities had been determined to be other than temporarily impaired (“OTTI”), with the cumulative impairment totaling $3.5 million. Of this $3.5 million, $1.5 million has been recognized as a credit loss through the Company’s income statement since the determination of OTTI. The remaining $2.0 million has been recognized in other comprehensive income. Future evaluations of our securities portfolio may require us to recognize additional impairment charges with respect to these and other holdings. For example, it is possible that government-sponsored programs to allow mortgages to be refinanced at lower rates could materially adversely impact the yield on our portfolio of mortgage-backed securities, since a significant portion of our investment portfolio is composed of such securities.

In addition, as a condition to membership in the Federal Home Loan Bank of Seattle (“FHLB”), we are required to purchase and hold a certain amount of FHLB stock. Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB. At December 31, 2011, we had stock in the FHLB of Seattle totaling $2.3 million. The FHLB stock held by us is carried at cost and is subject to recoverability testing under applicable accounting standards. The FHLB has discontinued the repurchase of its stock and discontinued the distribution of dividends. As of December 31, 2011, we did not recognize an impairment charge related to our FHLB stock holdings. However, future negative changes to the financial condition of the FHLB may require us to recognize an impairment charge with respect to FHLB stock.

Recent levels of market volatility were unprecedented and we cannot predict whether they will return.

The capital and credit markets have been experiencing volatility and disruption for over three years, at times reaching unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain companies without regard to those companies’ underlying financial strength. If similar levels of market disruption and volatility return, we may experience various adverse effects, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

We operate in a highly regulated environment and we cannot predict the effects of recent and pending federal legislation.

As discussed further in the section “Supervision and Regulation” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011, we are subject to extensive regulation, supervision and examination by federal and state banking authorities. In addition, as a publicly traded company, we are subject to regulation by the Securities and Exchange Commission. Any change in applicable regulations or federal, state or local legislation, or in policies or interpretations or regulatory approaches to compliance and enforcement, income tax laws and accounting principles, could have a substantial impact on us and our operations. Changes in laws and regulations may also increase our expenses by imposing additional fees or taxes or restrictions on our operations. Additional legislation and regulations that could significantly affect our powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on our financial condition and results of operations. Failure to appropriately comply with any such laws, regulations or principles could result in sanctions by regulatory agencies or damage to our reputation, all of which could adversely affect our business, financial condition or results of operations.

In that regard, sweeping financial regulatory reform legislation was enacted in July 2010. Among other provisions, the legislation (i) created a new Bureau of Consumer Financial Protection with broad powers to regulate consumer financial products such as credit cards and mortgages, (ii) created a Financial Stability Oversight Council comprised of the heads of other regulatory agencies, (iii) will lead to new capital requirements from federal banking agencies, (iv) places new limits on electronic debit card interchange fees, and (v) requires the Securities and Exchange Commission and national stock exchanges to adopt significant new corporate governance and executive compensation reforms. The new legislation and regulations are expected to increase the overall costs of regulatory compliance.

Further, regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws or regulations by financial institutions and holding companies in the performance of their supervisory and enforcement duties. Recently, these powers have been utilized more frequently due to the serious national, regional and local economic conditions we are facing. The exercise of regulatory authority may have a negative impact on our financial condition and results of operations. Additionally, our business is affected significantly by the fiscal and monetary policies of the U.S. federal government and its agencies, including the Federal Reserve Board.

We cannot predict the full effects of recent legislation or the various other governmental, regulatory, monetary and fiscal initiatives which have been and may be enacted on the financial markets generally, or on the

Company and on the Bank specifically. The terms and costs of these activities, or the failure of these actions to help stabilize the financial markets, asset prices, market liquidity and a continuation or worsening of current financial market and economic conditions could materially and adversely affect our business, financial condition, results of operations, and the trading price of our common stock.

Fluctuating interest rates could adversely affect our profitability.

Our profitability is dependent to a large extent upon our net interest income, which is the difference between the interest earned on loans, securities and other interest-earning assets and interest paid on deposits, borrowings, and other interest-bearing liabilities. Because of the differences in maturities and re-pricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our net interest margin, and, in turn, our profitability. We manage our interest rate risk within established guidelines and generally seek an asset and liability structure that insulates net interest income from large deviations attributable to changes in market rates. However, our interest rate risk management practices may not be effective in a highly volatile rate environment.

The current unusual interest rate environment poses particular challenges. Market rates are extremely low right now and the Federal Reserve Board has indicated that it will likely maintain low short-term interest rates for the foreseeable future. This extended period of low rates, when combined with keen competition for high-quality borrowers, may cause additional downward pressure on the yield on the Company’s loan and investment portfolios. Since the Company’s cost of interest-bearing liabilities is already at record lows, the impact of decreasing asset yields may have a more adverse impact on the Company’s net interest income.

Fluctuations in interest rates on loans could adversely affect our business.

Significant increases in market interest rates on loans, or the perception that an increase may occur, could adversely affect both our ability to originate new loans and our ability to grow. Conversely, decreases in interest rates could result in an acceleration of loan prepayments. An increase in market interest rates could also adversely affect the ability of our floating-rate borrowers to meet their higher payment obligations. If this occurred, it could cause an increase in nonperforming assets and charge offs, which could adversely affect our business, financial condition and results of operations.

We face strong competition from financial services companies and other companies that offer banking services.

The banking and financial services businesses in our market area are highly competitive and increased competition may adversely impact the level of our loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. These competitors include national banks, foreign banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include both major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns and credit unions, whose tax-advantaged status allow them to compete aggressively. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers, and a range in quality of products and services provided, including new technology driven products and services. If we are unable to attract and retain banking customers, we may be unable to maintain or grow our loans or deposits.

We may not be able to successfully implement our internal growth strategy.

Over the long-term, we have pursued and intend to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without proportionate increases in non-interest expenses. We may not be successful in implementing our internal growth strategy. Furthermore, the success of our growth strategy will depend on maintaining sufficient regulatory capital levels and on favorable economic conditions in our market areas.

Certain built-in losses could be limited if we experience an ownership change, as defined in the Internal Revenue Code.

Certain of our assets, such as loans, may have built-in losses to the extent the basis of such assets exceeds fair market value. Section 382 of the Internal Revenue Code (“IRC”) may limit the benefit of these built-in losses that exist at the time of an “ownership change.” A Section 382 “ownership change” occurs if a shareholder or a group of shareholders, who are deemed to own at least 5% of our Common Stock, increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of recognized built-in losses we can use to reduce our taxable income equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” and the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” A number of special rules apply to calculating this limit. The limitations contained in Section 382 apply for a five-year period beginning on the date of the “ownership change” and any recognized built-in losses that are limited by Section 382 may be carried forward and reduce our future taxable income for up to 20 years, after which they expire. The recent completion of our $47.3 million capital raise constituted an “ownership change”, which will cause the annual limit of Section 382 to defer our ability to use some, or all, of the built-in losses to offset taxable income. We are still calculating the potential impacts of the “ownership change”.

Unexpected losses, our inability to successfully implement our tax planning strategies in future reporting periods, or IRS Section 382 limitations resulting from the successful completion of the capital raise may either restrict our ability to release the existing valuation allowance against our deferred income tax assets or require us to increase the valuation allowance in the future.

We evaluate our deferred income tax assets for recoverability based on all available evidence. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws, our ability to successfully implement tax planning strategies, or variances between our future projected operating performance and our actual results. We are required to establish a valuation allowance for deferred income tax assets if we determine, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred income tax assets may not be realized. In determining the more-likely-than-not criterion, we evaluate all positive and negative available evidence as of the end of each reporting period. In this regard, we established a valuation allowance for deferred income tax assets of $8.8 million in 2010. Future adjustments to the deferred income tax asset valuation allowance, if any, will be determined based upon changes in the expected realization of the net deferred income tax assets. The realization of the deferred income tax assets ultimately depends on the existence of sufficient taxable income in either the carryback or carryforward periods under the tax law.

The recoverability of tax benefits resulting from net operating loss carryforwards will be limited by the sale of securities pursuant to the Purchase Agreements, because such sale caused an “ownership change”, as defined in IRC Section 382. In addition, risk based capital rules require a regulatory calculation evaluating the Company’s deferred income tax asset balance for realization against estimated pre-tax future income and net operating loss carry backs. Under the rules of this calculation and due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that we will be required to record adjustments to the valuation allowance in future reporting periods that would materially reduce our risk based capital ratios. Such a charge could also have a material adverse effect on our results of operations, financial condition and capital position.

As noted above, based on the composition of the investors, the completion of the $47.3 million capital raise is likely to trigger IRC Section 382 limitations on the amount of tax benefit from net operating losses and other carryforwards that the Company can claim annually. These anticipated IRC Section 382 limitations will impact the amount and timing of the recapture of the valuation allowance, the calculation of which is dependent on the level of market interest rates and the fair value of the Company’s balance sheet at the time the capital raise closed.

We are subject to a variety of operational risks, including reputational risk, legal risk and compliance risk, and the risk of fraud or theft by employees or outsiders, which may adversely affect our business and results of operations.

We are exposed to many types of operational risks, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, and unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems.

If personal, non-public, confidential or proprietary information of customers in our possession were to be mishandled or misused, we could suffer significant regulatory consequences, reputational damage and financial loss. Such mishandling or misuse could include, for example, if such information were erroneously provided to parties who are not permitted to have the information, either by fault of our systems, employees, or counterparties, or where such information is intercepted or otherwise inappropriately taken by third parties.

Because the nature of the financial services business involves a high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. Our necessary dependence upon automated systems to record and process transactions and our large transaction volume may further increase the risk that technical flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. We also may be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control (for example, computer viruses or electrical or telecommunications outages, or natural disasters, disease pandemics or other damage to property or physical assets) which may give rise to disruption of service to customers and to financial loss or liability. We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as we are) and to the risk that we (or our vendors’) business continuity and data security systems prove to be inadequate. The occurrence of any of these risks could result in a diminished ability of us to operate our business (for example, by requiring us to expend significant resources to correct the defect), as well as potential liability to clients, reputational damage and regulatory intervention, which could adversely affect our business, financial condition and results of operations, perhaps materially.

Changes in accounting standards could materially impact our financial statements.

From time to time the Financial Accounting Standards Board and the SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be very difficult to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in our restating prior period financial statements.

Because of our participation in TARP, we are subject to restrictions on compensation paid to our executives.

Pursuant to the terms of the TARP Capital Purchase Program, we are subject to regulations on compensation and corporate governance for the period during which the U.S. Treasury holds our Series A Preferred Stock. These regulations require us to adopt and follow certain procedures and to restrict the compensation we can pay to key employees. Key impacts of the regulations on us include, among other things:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of Intermountain;

•	a prohibition on cash incentive bonuses to our five most highly-compensated employees, subject to limited exceptions;

•

a prohibition on equity compensation awards to our five most highly-compensated employees other than long-term restricted stock that cannot be sold, other than to pay related taxes, except to the extent the Treasury no longer holds the Series A Preferred Stock;

•	a prohibition on any severance or change-in-control payments to our senior executive officers and next five most highly-compensated employees;

•

a required recovery or “clawback” of any bonus or incentive compensation paid to a senior executive officer or any of the next twenty most highly compensated employees based on financial or other performance criteria that are later proven to be materially inaccurate; and

•	an agreement not to deduct for tax purposes annual compensation in excess of $500,000 for each senior executive officer.

The combined effect of these restrictions may make it more difficult to attract and retain key executives and employees, and the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods.

Risks Related to the Rights Offering

The subscription price determined for the Rights Offering is not necessarily an indication of the fair value of our Common Stock.

The price of the shares offered in the Rights Offering was set to equal the price paid by the Investors pursuant to the Purchase Agreements. This price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our Common Stock offered in the Rights Offering. After the completion of the Rights Offering, our Common Stock may trade at prices below the subscription price, and you may not be able to sell your shares at a price equal to or greater than the subscription price or at all.

The market price of our Common Stock may decline during the Rights Offering to a price less than the subscription price.

The market price of our Common Stock may decline during the Rights Offering to a price less than the subscription price. If that occurs, the Rights given to shareholders in the Rights Offering will be “underwater,” meaning that shares available in the Rights Offering will cost more to buy than shares of our Common Stock available at prevailing market rates. We do not intend to change the subscription price of the Rights in response to fluctuations in the market price of our Common Stock.

If you exercise your Rights, you commit to purchasing the shares of Common Stock at the designated subscription price and you may not revoke or change your exercise of your Rights even if the market price of such shares decreases below the subscription price or you learn information about us that you consider unfavorable.

Your exercise of Rights to purchase shares of our Common Stock is irrevocable, unless we are required by law to permit such revocation. If you exercise your Rights and, afterwards, the market price of our Common Stock decreases below the subscription price, you will have committed to buying shares of our Common Stock at a price above the prevailing market price and could have an immediate unrealized loss. Our Common Stock is currently quoted on the Over-the-Counter Bulletin Board for trading under the symbol “IMCB.OB,” and the last reported price of our Common Stock on the Over-the-Counter Bulletin Board on April 12, 2012 was $1.20 per share.

If you do not exercise your Rights, your percentage ownership will be diluted.

Assuming the Rights Offering is fully subscribed or backstopped, we would expect to issue 8,700,000 shares of Common Stock in the Rights Offering, or an equivalent number of shares of Common Stock, Non-Voting Common Stock or Series B Preferred Stock to certain of the Investors in private placements pursuant to their commitments in the respective Purchase Agreements to backstop the Rights Offering. If you choose not to exercise your Basic Subscription Rights prior to the expiration of the Rights Offering, or you exercise less than all of your rights, your percentage ownership in our Common Stock will be diluted relative to shareholders who exercise their Rights and the Investors who purchase shares pursuant to backstop commitments, if any.

If you do not act promptly and follow the subscription instructions, your exercise of Rights will be rejected.

If you desire to purchase shares in the Rights Offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments, and that all payments clear, before the expiration of the Rights Offering at 5:00 p.m., New York City time, on the Expiration Date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the Rights Offering expires. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the Rights Offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or a payment does not clear prior to the Expiration Date, or you otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the Rights Offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration of the Rights Offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration, in which event the exercise of your subscription Rights would be rejected as untimely. You may eliminate this risk by paying the subscription price by wire transfer of immediately available funds or certified or cashier’s check or bank draft drawn on a U.S. bank.

You will not be able to sell the shares of Common Stock you buy in the Rights Offering until the shares you elect to purchase are issued to you.

If you purchase shares in the Rights Offering by submitting the required forms and payment, we will mail you a direct registration account statement or, upon request, once you have received the registration account statement, a stock certificate, as soon as practicable following the consummation of the Rights Offering. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited by your nominee. Until the shares of Common Stock you elect to purchase are issued to you by delivery of a direct registration account statement or by a credit to your account by your nominee, as applicable, you may not be able to sell your shares even though the shares of Common Stock issued in the Rights Offering will be quoted on the Over-the-Counter Bulletin Board. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares to a price less than the subscription price, and you may not be able to sell your shares at a price equal to or greater than the subscription price or at all.

The Rights Offering may cause the market price of our Common Stock to decrease.

Depending upon the trading price of our Common Stock at the time of commencement of the Rights Offering, together with the number of shares of Common Stock we will issue in connection with the Rights Offering (including those shares that could be issued to certain Investors in private placements pursuant to their backstop commitments), the Rights Offering may cause the price of our Common Stock to decrease, and it may continue to decrease following expiration of the Rights Offering. If the holders of our Common Stock purchased in the Rights Offering choose to sell some or all of those shares, the resulting sales could further depress the market price of our Common Stock.

The future price of our Common Stock may be less than the $1.00 per share subscription price in the Rights Offering, and you may not be able to sell your shares at a price equal to or greater than the subscription price or at all.

If you exercise your Rights to purchase shares of Common Stock in the Rights Offering, you may not be able to sell them later at or above the $1.00 per share subscription price in the Rights Offering. The actual market price of our Common Stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control.

Because our board of directors and management will have broad discretion over the use of the net proceeds from the Rights Offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully or apply the proceeds effectively.

While we currently anticipate that we will use the net proceeds of the Rights Offering for general corporate purposes, which may include additional capital contributions to the Bank, our board of directors and our management may allocate the proceeds as they deem appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our board of directors and our management with regard to the use of the proceeds of the Rights Offering, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. If we invest the proceeds pending application of the funds, it is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us. Our failure to apply these funds effectively could adversely affect our business by reducing our return on equity and inhibiting our abilities to expand or raise additional capital in the future.

The Rights are not transferable and there is no market for the Rights.

You may not sell, give away or otherwise transfer your Rights. The Rights are only transferable by operation of law. Because the Rights are non-transferable, there is no market or other means (other than exercise) for you to directly realize any value associated with the Rights.

We may cancel the Rights Offering at any time prior to the expiration of the Rights Offering, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest or penalty.

We may decide not to continue with the Rights Offering or cancel the Rights Offering prior to the expiration of the Rights Offering. If the Rights Offering is cancelled, all subscription payments received by the subscription agent from you will be returned to you, without interest or penalty, as soon as practicable.

Risks Associated with Our Common Stock

The market for our Common Stock historically has experienced significant price and volume fluctuations.

The market for our Common Stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our Common Stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our Common Stock to fluctuate substantially.

We have not paid dividends on our Common Stock historically, are currently restricted from paying dividends, and may not pay any cash dividends on our Common Stock for the foreseeable future.

We have not paid cash dividends historically, nor do we expect to pay cash dividends in the foreseeable future. We are subject to certain restrictions on the amount of dividends we may declare without prior regulatory approval. In this regard, we have entered into an informal agreement with the Federal Reserve and the Idaho Department of Finance (“IDF”) which provides, among other things, that we may not pay cash dividends on our Common Stock without the prior written approval of the Federal Reserve and the IDF. In addition, as discussed in “Dividend Policy” below, we are currently restricted from paying dividends on our Common Stock due to the deferral of interest and dividend payments on our junior subordinated debentures and the Series A Preferred Stock issued to the U.S. Treasury. We intend to pay the deferred dividends as quickly as it is prudent to do so upon receipt of regulatory approval and resume regular dividend payments.

Our profitability measures could be adversely affected if we are unable to effectively deploy the capital raised in our recent capital raise.

We expect to use the proceeds from the recent capital raise and the Rights Offering to make capital contributions to and strengthen the balance sheet of the Bank, for other general corporate purposes and as otherwise provided for in the Purchase Agreements. Investing the proceeds of the capital raise and Rights Offering in securities until we are able to deploy the proceeds would provide lower margins than we generally earn on loans, potentially adversely impacting shareholder returns, by adversely affecting earnings per share, net interest margin, return on assets and return on equity, and other common performance measures.

The sale of the Common Stock registered in this Rights Offering may cause the market price of our Common Stock to decline.

The Common Stock registered in this offering will be freely tradable upon issuance. The sale of a significant amount of the Common Stock at any given time could cause the trading price of our Common Stock to decline and be highly volatile.

We may pursue additional capital in the future, which could dilute the holders of our outstanding Common Stock and may adversely affect the market price of our Common Stock.

Although we have just completed a significant capital raise, in the current economic environment we believe it is prudent to consider alternatives for raising capital when opportunities to raise capital at attractive prices present themselves, in order to further strengthen our capital and better position ourselves to take advantage of opportunities that may arise in the future. Such alternatives may include issuance and sale of Common Stock or Preferred Stock, or borrowings by the Company, with proceeds contributed to the Bank. Any such capital raising alternatives could dilute the holders of our outstanding Common Stock and may adversely affect the market price of our Common Stock.

Our Series A Preferred Stock diminishes the net income available to holders of our Common Stock and earnings per common share.

We have issued $27 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (the “Series A Preferred Stock”) to the U.S. Treasury pursuant to the Troubled Asset Relief Program (“TARP”) Capital Purchase Program. See “Description of Capital Stock—Preferred Stock.” The dividends accrued on the Series A Preferred Stock reduce the net income available to common shareholders and our earnings per common share. The Series A Preferred Stock is cumulative, which means that any dividends not declared or paid will accumulate and will be payable when the payment of dividends is resumed. We have deferred the payment of quarterly dividends on the Series A Preferred Stock, beginning in December 2009 (See “Dividend Policy”). Despite these deferrals, the Company fully intends to meet all of its obligations to the Treasury as quickly as it is prudent to do so. The dividend rate on the Series A Preferred Stock will increase from 5% to 9% per annum five years after its original issuance, or December 2013, if not earlier redeemed. If we are unable to redeem the Series A Preferred Stock prior to the date of this increase, the cost of capital to us will increase substantially. Depending on our financial condition at the time, this increase in the Series A Preferred Stock annual dividend rate could have a material adverse effect on our earnings available to common shareholders and could also adversely affect our ability to pay dividends on our common shares. Shares of Series A Preferred Stock will also receive preferential treatment in the event of the liquidation, dissolution or winding up of the Company.

Finally, the terms of the Series A Preferred Stock allow the U.S. Treasury to impose additional restrictions, including those on dividends and including unilateral amendments required to comply with changes in applicable federal law. Under the terms of the Series A Preferred Stock, our ability to declare or pay dividends on any of our shares is limited. Specifically, we are unable to declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series A Preferred Stock. As noted above, we have deferred the payment of dividend payments on the Series A Preferred Stock and we are therefore currently restricted from paying dividends on our Common Stock. Further, we are not permitted to increase dividends on our Common Stock above the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 (which was zero) without the U.S. Treasury’s approval until the third anniversary of the investment unless all of the Fixed Rate Cumulative Perpetual Preferred Stock has been redeemed or transferred.

Holders of the Series A Preferred Stock and Series B Preferred Stock (together the “Preferred Stock”) have certain voting rights that may adversely affect holders of our Common Stock, and the holders of the Preferred Stock may have interests different from holders of our Common Stock.

In the event that we do not pay dividends on the Series A Preferred Stock for a total of at least six quarterly dividend periods (whether or not consecutive), as is currently the case, the authorized number of directors of the Company shall automatically be increased by two and the U.S. Treasury will have the right to appoint two directors to fill such positions on our board of directors until all accrued but unpaid dividends have been paid. As noted above, we intend to pay the deferred dividends as quickly as it is prudent to do so upon receipt of regulatory approval and resume regular dividend payments. Otherwise, except as required by law, holders of the Preferred Stock have limited voting rights. So long as shares of Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or our Articles of Incorporation, the vote or consent of holders of at least 66 2/3% of the shares of Series A Preferred Stock, and 80% of the shares of Series B Preferred Stock, respectively outstanding is required for:

•	any authorization or issuance of shares ranking senior to the respective series of Preferred Stock;

•	any amendments to the rights of the respective series of Preferred Stock so as to adversely effect the rights, preferences, privileges or voting power of the respective series of Preferred Stock; or

•

consummation of any merger, share exchange or similar transaction unless the shares of the respective series of Preferred Stock remain outstanding, or if we are not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the shares of the respective series of Preferred Stock remaining outstanding or such preference securities have the rights, preferences, privileges and voting power of the respective series of Preferred Stock.

The holders of the Preferred Stock, including the U.S. Treasury, may have different interests from the holders of our Common Stock, and could vote to block the foregoing transactions, even when considered desirable by, or in the best interests of, the holders of our Common Stock.

Certain provisions in our Articles of Incorporation could make a third party acquisition of us difficult.

Our Articles of Incorporation contain provisions that could make it more difficult for a third party to acquire us by means of a tender offer, a proxy contest, merger or otherwise (even if doing so would be beneficial to our shareholders) and for holders of our Common Stock to receive any related takeover premium for their Common Stock. These provisions may have the effect of lengthening the time required for a person to acquire control of us through a tender offer, a proxy contest, merger or otherwise, and may deter any potentially hostile offers or other efforts to obtain control of us. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock. See “Description of Capital Stock—Antitakeover Effects of Certain Provisions in our Articles of Incorporation.”

Our Common Stock is equity and therefore is subordinate to our indebtedness and Preferred Stock.

Shares of our Common Stock are equity interests in the Company and do not constitute indebtedness. As such, shares of our Common Stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, holders of our Common Stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding.

PLAN OF DISTRIBUTION

On or about [—], 2012, we will distribute, at no cost, the Rights to our shareholders of record as of 5:00 p.m., New York City time, on the Record Date, which is January 20, 2012. If you wish to exercise your Rights, you must timely comply with the exercise procedures described in “Terms of the Offering—Method of Exercising Rights.”

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the Rights Offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of Rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the Rights Offering.

If you are the record holder, we will mail you a direct registration account statement as soon as practicable following the closing of the Rights Offering. After you receive the direct registration account statement, you may request a stock certificate representing the shares of our Common Stock purchased by you in the Rights Offering. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares in the Rights Offering, your account with your nominee will be credited by your nominee. Shares of our Common Stock issued in connection with the Rights Offering will be quoted on the Over-the-Counter Bulletin Board under the symbol “IMCB.OB.”

Some of our employees may solicit responses from you as a holder of Rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the Rights Offering will be $87,997.

If you have any questions, you should contact the subscription agent as provided in “Terms of the Offering—Subscription Agent.”

USE OF PROCEEDS

The total proceeds to us from the Rights Offering will depend on the number of Rights exercised. However, as described above, certain Investors have agreed, subject to overall ownership limitations set forth in their respective Purchase Agreements, to purchase a certain number of shares equal to the shares not purchased pursuant to the Rights Offering. Assuming the Rights Offering is fully subscribed, we estimate that the net proceeds from the Rights Offering, after deducting estimated expenses of this offering payable by us, will be approximately $8.6 million. We intend to use these net proceeds for general corporate purposes, which may include making additional capital contributions to our banking subsidiary.

From time to time, the Company will look at various opportunities to redeem all, or portions of, our Series A Preferred Stock held by the U.S. Treasury as part of the TARP Capital Purchase Program. To that extent, some or all of the net proceeds of this offering could be used, subject to appropriate regulatory approval, to redeem such shares.

Our management will retain a certain amount of discretion in deciding how to allocate the net proceeds of this offering. Until we designate the entire use of the net proceeds, we will invest them temporarily in liquid short-term securities.

CAPITALIZATION AND PRO FORMA FINANCIAL INFORMATION

The following table shows our consolidated capitalization (unaudited) as of December 31, 2011 and as adjusted to give effect to (i) the recent closing of the private placement of 12,350,352 shares of our Common Stock at $1.00 per share, 698,992.96 shares of our Series B Preferred Stock for $50.00 per share, which Series B Preferred Stock will convert automatically at $1.00 per share into shares of Non-Voting Common Stock upon shareholder approval of such Non-Voting Common Stock and (ii) the issuance of 8,700,000 shares of Common Stock pursuant to this Rights Offering and backstop commitments (assuming no shares of Series B Preferred Stock are issued pursuant to the backstop commitments). The information below assumes that no additional capital will be received as a result of the exercise of the Warrants to purchase 1,700,000 shares of Non-Voting Common Stock, since the Warrants have a “cashless” exercise feature permitting the warrant holders to pay the exercise price in shares. However, if the Warrants were exercised in full for cash, we would receive an additional $1.7 million in capital. You should read the following table with the consolidated financial statements and notes which are incorporated by reference into this prospectus.

	As of December 31, 2011
	(Dollars in thousands)
	As Reported	Adjustments from Initial Private Placements (1) (2)	Subtotal	Adjustments from Rights Offering/ Priv Plac Backstop (3)	Pro Forma
INTERMOUNTAIN COMMUNITY BANCORP:
Tier 1 Capital	$67,316	$42,159	$109,475	$8,334	$117,809
Tier 2 Capital	7,491		7,491		7,491
Total Risk-Based Capital	74,807	42,159	116,966	8,334	125,300
Average Assets for Leverage Capital	919,365	42,159	961,524	8,334	969,858
Total Risk Weighted Assets (4)	594,836		594,836		594,836
Tier 1 Capital/Average Assets (Leverage Ratio)	7.32%		11.39%		12.15%
Tier 1 Capital to Risk-Weighted Assets	11.32%		18.40%		19.81%
Total Risk-Based Capital to Risk-Weighted Assets	12.58%		19.66%		21.06%

PANHANDLE STATE BANK:
Tier 1 Capital	$74,123	$30,000	$104,123		$104,123
Tier 2 Capital	7,491		7,491		7,491
Total Risk-Based Capital	81,614	30,000	111,614		111,614
Average Assets for Leverage Capital	918,086	30,000	948,086		948,086
Total Risk Weighted Assets (4)	594,049		594,049		594,049
Tier 1 Capital/Average Assets (Leverage Ratio)	8.07%		10.98%		10.98%
Tier 1 Capital to Risk-Weighted Assets	12.48%		17.53%		17.53%
Total Risk-Based Capital to Risk-Weighted Assets	13.74%		18.79%		18.79%

(1)	Reflects the issuance and sale of 12,350,352 shares of Common Stock at $1.00 per share, 698,993 shares of Series B Preferred Stock at $50.00 per share which are initially convertible into 34,949,648 shares of Non-Voting Common Stock at $1.00 per share.
(2)	Regulatory capital ratios of the Bank, as adjusted, reflect the contribution by the Company of a net $30 million in capital to the Bank from the proceeds of the capital raise, net of costs.
(3)	Reflects the issuance and sale of 8,700,000 shares of Common Stock at $1.00 per share. Net proceeds are conservatively estimated at $8.3 million reflecting the issuance of the maximum possible number of shares pursuant to the backstop commitments. A placement agent fee applies to sales to Backstop Investors, which would result in net proceeds of $8.3 million rather than $8.6 million if the Rights are fully subscribed by Legacy Shareholders. Although the agreements require the Backstop Investors to purchase, in a private placement, shares not subscribed in the Rights Offering, regulatory ownership restrictions may result in the Company raising less than the amount indicated.
(4)	Assumes proceeds from the capital raise will initially be placed in cash and cash equivalents with the Federal Reserve Bank. Assets held in the Federal Reserve Bank carry a zero-percent risk-weighting under the regulatory calculation of risk-weighted assets.

THE RIGHTS OFFERING

The following describes the Rights Offering in general and assumes, unless specifically provided otherwise, that you are a record holder of shares of our Common Stock on the Record Date. If you hold your shares of Common Stock through a broker, dealer, custodian bank or other nominee, please refer to “—Notice to Brokers and Nominees” below.

The Subscription Rights

We are distributing, at no charge, to holders of our Common Stock as of 5:00 p.m., New York City time, on January 20, 2012, which is the Record Date, non-transferable Rights to purchase up to an aggregate of 8,700,000 shares of Common Stock at a price of $1.00 per share in the Rights Offering. Each Right consists of a Basic Subscription Right and an Oversubscription Privilege. You will receive one Right for each share of Common Stock held by you of record as of 5:00 p.m., New York City time, on the Record Date. The Basic Subscription Right entitles you to purchase 1.0324 shares of our Common Stock for each share of our Common Stock held by you at the Record Date. The Oversubscription Privilege will permit you, if you validly and fully exercise your Basic Subscription Right, to subscribe for whole shares of our Common Stock that are not purchased by other Legacy Shareholders pursuant to their Basic Subscription Rights. In the event, however, that fractional shares of Common Stock result from the application of the Oversubscription Allocation Formula to oversubscription requests, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Your ability to purchase Common Stock in the Rights Offering is subject to an overall beneficial ownership limitation of 4.9% of our outstanding Common Stock, after giving effect to your participation in the Rights Offering and taking into account the holdings of your affiliates. The aggregate number of shares purchased in the Rights Offering may not exceed 8,700,000 shares of Common Stock.

Basic Subscription Right

The Basic Subscription Right gives you the right to purchase 1.0324 shares of Common Stock for each share of our Common Stock you hold at the Record Date at a subscription price of $1.00 per share. You may exercise all or a portion of your Rights or you may choose not to exercise any of your Rights. You may not sell, transfer or assign your Rights. If you do not timely and fully exercise your Basic Subscription Right with respect to all the Rights you hold, you will not be entitled to exercise your Oversubscription Privilege to purchase any additional shares of Common Stock offered in the Rights Offering.

Oversubscription Privilege

If you timely and fully exercise your Basic Subscription Right with respect to all the Rights you hold, you may also choose to exercise your Oversubscription Privilege to purchase a portion of any shares of Common Stock offered in the Rights Offering that other shareholders do not purchase by exercising their Basic Subscription Rights at the same price per share that applies to the Basic Subscription Rights.

If sufficient shares are available for offer pursuant to the Rights Offering, we will seek to honor the oversubscription requests in full, subject to the beneficial ownership limitation of 4.9% of our outstanding Common Stock. If oversubscription requests exceed the number of shares available, we will apply the Oversubscription Allocation Formula pursuant to which we will allocate the available shares pro rata among Rights holders exercising their Oversubscription Privilege based upon the number of shares of our Common Stock a Rights holder held on the Record Date as compared to the aggregate number of shares of our Common Stock owned on the Record Date by all Rights holders who exercise their Oversubscription Privilege. If the application of the Oversubscription Allocation Formula results in any Rights holder receiving a greater number of shares than the Rights holder subscribed for pursuant to the exercise of the Oversubscription Privilege, then such Rights holder will be allocated only that number of shares of Common Stock for which the holder oversubscribed, and the remaining shares will be allocated among all other Rights holders exercising the Oversubscription Privilege on the same pro rata basis described above. Additionally, if the application of the Oversubscription Allocation Formula would result in any Rights holder exceeding, together with its affiliates, beneficial ownership of 4.9% or more of our outstanding Common Stock then the Company may, in its sole discretion, reduce the number of shares allocated to such Rights holder, such that a Rights holder’s beneficial ownership will not exceed the 4.9% limitation. The proration process will be repeated until all available shares have been allocated or no further shares may be allocated based on the beneficial ownership limitation. American Stock Transfer & Trust Company, LLC, our subscription agent for this Rights Offering, will determine the oversubscription allocation based on the method described above.

To properly exercise your Oversubscription Privilege, you must deliver the Rights certificate and all other required subscription documents and the subscription payment related to your Oversubscription Privilege must clear before the Rights Offering expires. Because we will not know the total number of available shares and how available shares will be allocated before the Expiration Date, in order for the exercise of your entire Oversubscription Privilege to be valid, you should deliver to the subscription agent payment in an amount equal to the aggregate subscription price for the entire number of shares that you have requested to purchase pursuant to your Oversubscription Privilege, along with payment for the exercise of your Basic Subscription Rights and all Rights certificates and other subscription documents, prior to the expiration of the Rights Offering, even if you ultimately are not allocated the full amount of your oversubscription request.

We can provide no assurances that you will actually be permitted to purchase in full the number of shares you elect to purchase through the exercise of your Oversubscription Privilege. We will not be able to satisfy any requests for shares pursuant to the Oversubscription Privilege if all Rights holders timely and fully exercise their Basic Subscription Rights with respect to all the Rights they hold, and we will only honor an Oversubscription Privilege to the extent sufficient shares are available following the exercise of Basic Subscription Rights, subject to the pro rata allocation described above.

To the extent the aggregate subscription price of the actual number of shares allocated to you pursuant to the Oversubscription Privilege is less than the amount you actually paid to the subscription agent, the excess subscription payments will be returned to you by the subscription agent as soon as practicable, without interest or penalty, following the closing of this Rights Offering.

To the extent the amount you actually paid in connection with the exercise of the Oversubscription Privilege is less than the aggregate subscription price of the shares allocated to you pursuant to the Oversubscription Privilege, you will receive only the number of shares for which you actually paid.

Delivery of Common Stock

If you are a registered holder of Common Stock, we will mail to you a direct registration account statement detailing the number of shares of Common Stock that you have purchased in the Rights Offering as soon as practicable following the closing of the Rights Offering. Following receipt of your direct registration account statement, you may request a stock certificate representing the shares of Common Stock that you purchased in the Rights Offering. If you are a beneficial owner of shares that are registered in the name of a broker or other nominee, you should receive from your broker or other nominee confirmation of your purchase of shares of Common Stock in the Rights Offering.

Reasons for the Rights Offering

On January 20, 2012, we entered into the Purchase Agreements with the Investors. Under the Purchase Agreements, we agreed to, among other things, conduct the Rights Offering. The purpose of the Rights Offering is to raise equity capital and to give our Legacy Shareholders the opportunity to purchase shares of our Common Stock at the same price per share at which the Investors purchased our Common Stock.

Method of Exercising Rights

The exercise of Rights is irrevocable and may not be cancelled or modified. You may exercise your Rights as follows:

Subscription by Registered Holders. If you hold shares of Common Stock in your name, the number of shares you may purchase pursuant to your Basic Subscription Right is indicated on the enclosed Rights certificate. You may exercise your Rights by properly completing and executing the Rights certificate and forwarding it, together with your full payment and any other required subscription documents, to the subscription agent at the address given under “Questions and Answers Relating to the Rights Offering—To whom should I send payment?” to be received at or before the expiration of the Rights Offering.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of Common Stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a Rights certificate. Instead, we will issue one Right to the nominee record holder for each share of Common Stock that you own as of the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee.

Payment Method. As described in the instructions accompanying the Rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by one of the following two methods:

•	Check or bank draft drawn on a U.S. bank payable to “American Stock Transfer & Trust Company, LLC as Subscription Agent” or

•

Wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530 – 354624 American Stock Transfer as Subscription Agent for Intermountain Community Bancorp with a clear reference to the identity of the subscriber who is paying the subscription price by wire transfer.

Payments will be deemed to have been received upon: (i) clearance of any uncertified check; or (ii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, we urge you to consider using a wire transfer of immediately available funds, a certified or cashiers check, bank draft drawn on a U.S. bank or, U.S. postal or express money order. Rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date.

You must timely pay the full subscription price for the full number of shares of Common Stock you wish to acquire under the Basic Subscription Right and any over-subscription request by delivering to the subscription agent payment in the manner above which payment must be received by the expiration of the Rights Offering. If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.

If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

You should carefully read and strictly follow the instruction letter accompanying the Rights certificate and any other subscription documents. DO NOT SEND RIGHTS CERTIFICATES, OTHER SUBSCRIPTION DOCUMENTS, OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed Rights certificate, all other required subscription documents and payment of the full subscription amount.

The method of delivery of Rights certificates, all other required subscription documents and payment of the subscription amount to the subscription agent will be at the risk of the holders of Rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the Rights Offering expires.

Missing, Incomplete or Incorrect Subscription Documents or Payment

If you fail to properly complete and duly sign the Rights certificate and all other required subscription documents or otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent accepts any responsibility to contact you concerning an incomplete or incorrect subscription document, nor are we under any obligation to correct such documents. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the exercise of your Rights will be given effect to the fullest extent possible based on the amount of the payment received, subject to the availability of shares and allocation procedure applicable to the exercise of the Oversubscription Privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the closing of the Rights Offering.

Expiration

You may exercise your Rights prior to 5:00 p.m., New York City time, on the Expiration Date. If you do not properly exercise your Rights before that time, your Rights will expire and will no longer be exercisable and any Rights not exercised before that time will be void and worthless without any payment to the holders thereof. We will not be required to issue shares to you if the subscription agent receives your Rights certificate, any required subscription document or your subscription payment after the Expiration Date.

If you hold your shares of Common Stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Rights on your behalf in accordance with your instructions. Please note that your nominee may establish a deadline before the expiration of the Rights Offering.

We do not intend to extend the expiration of the Rights Offering.

Subscription Agent

The subscription agent for this offering is American Stock Transfer & Trust Company, LLC. All Rights certificates, payment of the subscription price, and nominee holder certifications, to the extent applicable to your exercise of Rights, must be delivered to the Subscription Agent by one of the methods described below:

If delivering by hand, mail or overnight courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the expiration of the Rights Offering. Do not send or deliver these materials to us.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of Common Stock or for additional copies of this prospectus to American Stock Transfer & Trust Company, LLC, the subscription agent for the Rights Offering. Banks and brokers should call (212) 493-3910 and shareholders should call (877) 478-5038.

We will pay the fees and expenses of American Stock Transfer & Trust Company, LLC. We have also agreed to indemnify American Stock Transfer & Trust Company, LLC against certain liabilities in connection with the Rights Offering.

If you deliver subscription documents or Rights certificates in a manner different than that described in this Prospectus, we may not honor the exercise of your Rights.

Conditions to the Rights Offering

We reserve the right to cancel or terminate the Rights Offering at any time before completion of the Rights Offering for any reason.

No Fractional Shares

Legacy Shareholders may exercise the Basic Subscription Right and Oversubscription Privilege only for whole shares. In the event, however, that fractional shares of Common Stock result from the application of the Oversubscription Allocation Formula to oversubscription requests, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Notice to Brokers and Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of Common Stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to determine whether or not they intend to exercise their Rights. You should obtain instructions from the beneficial owners of our Common Stock. If a beneficial owner of our Common Stock so instructs, you should complete the Rights certificate and all other required subscription documents and submit them to the subscription agent with the full subscription payment by the expiration of the Rights Offering. You may exercise, on behalf of all beneficial owners for whom you are the record holder as so instructed by such beneficial owners, the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our Common Stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form titled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of Common Stock and will receive your Rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the Rights Offering. If you wish to exercise your Rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your Rights, you should follow the instructions of your nominee. You should contact your nominee if you do not receive notice of the Rights Offering but believe you are entitled to participate in the Rights Offering.

We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the expiration of the Rights Offering.

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding any exercise of your Rights. Rights holders who exercise Rights risk investment loss on money invested. The market price of our Common Stock may be volatile and, accordingly, the shares of Common Stock that you purchase in this Rights Offering may trade at a price lower than the subscription price and may prevent you from being able to sell the shares when you want to or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of the Rights Offering. You should carefully consider the risks, among other things, described under the heading “Risk Factors” beginning on page 19 of this prospectus and in the documents incorporated by reference into this prospectus.

Market for Common Stock

The shares of Common Stock issuable upon exercise of the Rights will be quoted on the Over-the-Counter Bulletin Board under the symbol “IMCB.OB.”

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must provide missing documents or information, correct any inaccurate information and resolve any other discrepancies in connection with your subscriptions before the Rights Offering expires, unless we waive those defects in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted only when the subscription agent receives a properly completed and duly executed Rights certificate and any other required subscription documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

No Revocation or Change

Once you submit the Rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of Rights are irrevocable, even if you learn information about us or the Common Stock that you consider to be unfavorable. You should not exercise your Rights unless you are certain that you wish to purchase shares at the subscription price and on the terms set forth in this prospectus.

Shareholder Rights

You will have no Rights as a holder of the shares of Common Stock you purchase in the Rights Offering until such shares of Common Stock are issued to you. If you are the record holder, we will mail you a direct registration account statement or, upon request once you have received the direct registration account statement, a stock certificate, as soon as practicable following the closing of the Rights Offering. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares in the Rights Offering, your account with your nominee will be credited by your nominee.

Foreign Shareholders

We will not mail this prospectus or Rights certificates to shareholders with addresses that are outside the United States or that have an Army Post Office or foreign post office address. The subscription agent will hold these Rights certificates for their account. To exercise Rights, our foreign shareholders must notify the subscription agent prior to 5:00 p.m., New York City time, at least three (3) business days prior to the Expiration Date of their exercise of such Rights, and, with respect to holders whose addresses are outside the United States, provide evidence satisfactory to us that the exercise of such Rights does not violate the laws of the jurisdiction of such shareholders.

Fees and Expenses

We will pay all fees charged by the subscription agent and all other expenses incurred by us in the Rights Offering. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of your Rights.

Backstop Commitment

Castle Creek, Stadium and two other Investors have agreed to purchase from us in private placements, at $1.00 per share, a number of shares equal to the number of shares of Common Stock offered pursuant to the Rights Offering that are not purchased by the Legacy Shareholders, subject to the terms of the Purchase Agreements and their respective ownership limitations. For additional details, see “Questions and Answers Related to the Offering—How do the backstop commitments work?”

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be quoted on the Over-the-Counter Bulletin Board or any other stock exchange or market. The shares of our Common Stock issuable upon exercise of the subscription rights will be quoted on the Over-the-Counter Bulletin Board under the symbol “IMCB.OB.”

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF TAX MATTERS DISCUSSED IN THIS PROSPECTUS WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL, STATE OR LOCAL TAX LAW. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE RIGHTS OFFERING.

The following discussion is a summary of the material United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the Rights acquired in the Rights Offering.

It is based on the provisions of the Code, regulations promulgated by the Treasury thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, which could result in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Rights or shares of Common Stock issued upon exercise of the Rights including, if applicable, pursuant to the Oversubscription Privilege will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of Common Stock as part of a straddle or a hedging or conversion transaction;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•	persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the Rights or holds shares of Common Stock received upon exercise of the Rights or the Oversubscription Privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the Rights.

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE. ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

Tax Consequences to U.S. Holders

You are a U.S. holder if you are a beneficial owner of Rights or shares of Common Stock and you are:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity taxed as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Internal Revenue Code (the “Code”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Receipt of Subscription Rights Certain U.S. federal income tax consequences relevant to a person or entity that is neither a U.S. Holder nor a partnership or other entity taxable as a partnership for U.S. federal income tax purposes (a “Non-U.S. Holder”) are discussed separately below.

Your receipt of Rights in the Rights Offering should be treated as a nontaxable distribution for United States federal income tax purposes. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to you as a dividend to the extent of your pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of your adjusted tax basis in your shares of Common Stock and thereafter as capital gain.

The distribution of the Rights would be taxable to you under Section 305(b) of the Code if it were a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our shareholders and an increase in the proportionate interest of other shareholders in our assets or earnings and profits, if any.

The discussion below assumes that the receipt of Rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights Your tax basis of the Rights for United States federal income tax purposes will depend on the fair market value of the Rights you receive and the fair market value of your existing shares of Common Stock on the date you receive the Rights.

If the fair market value of the Rights you receive is 15% or more of the fair market value of your existing shares of Common Stock on the date you receive the Rights, then you must allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Rights you receive in proportion to their respective fair market values determined on the date you receive the Rights.

•

If the fair market value of the Rights you receive is less than 15% of the fair market value of your existing shares of Common Stock on the date you receive the Rights, the Rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Rights you receive in proportion to their respective fair market values determined on the date you receive the Rights. If you choose to allocate the tax basis between your existing shares of Common Stock and the Rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the Rights. Such an election is irrevocable. If you make such an election you should retain a copy of the election and your tax return with which it was filed in order to substantiate the use of an allocated basis upon a subsequent disposition of the stock acquired by exercise of the Rights. If you do not make the election described above, your basis of the shares of Common Stock with respect to which such Rights are received will not change.

•

The fair market value of the Rights on the date the Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Rights on that date. In determining the fair market value of the Rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the Rights and the trading price of our Common Stock on the date that the Rights are distributed, the length of the period during which the Rights may be exercised and the fact that the Rights are Non-transferable.

Your holding period of the Rights will include your holding period of the shares of Common Stock with respect to which the Rights were distributed.

Exercise of Rights You generally will not recognize gain or loss upon exercise of the Rights. The tax basis of the shares of Common Stock you receive upon exercise of the Rights including, if applicable, pursuant to the Oversubscription Privilege generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the Rights as determined above. Your holding period of the shares of Common Stock you receive upon exercise of the Rights will begin on the date the Rights are exercised. If you exercise the Rights after disposing of the shares of our Common Stock with respect to which the Rights are received, you should consult your tax advisor regarding the potential application of the “wash sale” rules under Section 1091 of the Code and allocation of tax basis issues.

Expiration of Subscription Rights If you do not exercise the Rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of Common Stock previously allocated to the Rights not exercised will be re-allocated to the existing Common Stock.

Sale or Other Disposition of the Rights Shares If you sell or otherwise dispose of the shares received as a result of exercising the Rights, the gain or loss recognized upon that sale or other disposition will be a capital gain or loss assuming the share is held as a capital asset at the time of sale. This gain or loss will be long-term if the share has been held at the time of sale for more than one year.

Information Reporting and Backup Withholding Information reporting to the IRS and U.S. federal backup withholding may be required with respect to the Rights and the payments and shares received thereunder. Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

Tax Consequences to Non-U.S. Holders

The following discussion is limited to the material U.S. federal income tax consequences relevant to a Non-U.S. Holder. The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex and no attempt will be made herein to provide more than a summary of certain material rules. Special rules may apply to certain Non-U.S. Holders such. Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws associated with this rights offering.

Receipt of Subscription Rights Your receipt of Rights in the Rights Offering should be treated as a nontaxable distribution for United States federal income tax purposes. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to you as a dividend to the extent of your pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of your adjusted tax basis in your shares of Common Stock and thereafter as capital gain. In general, dividends will be subject to U.S. withholding tax at a rate of 30 percent of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty. If a dividend is effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) you generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, all or a portion of the effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business within the United States but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

The distribution of the Rights would be taxable to you under Section 305(b) of the Code if it were a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our shareholders and an increase in the proportionate interest of other shareholders in our assets or earnings and profits, if any.

The discussion below assumes that the receipt of Rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights The tax basis and holding period of Rights is the same as in the case of a U.S. Holder. See discussion above, under “Tax Consequences to U.S. Holders – Tax Basis and Holding Period of Subscription Rights.”

Exercise of Rights You will generally have the same tax consequences as a U.S. Holder if you exercise a Right. See discussion above, under “Tax Consequences to U.S. Holders – Exercise of Rights.”

Expiration of Subscription Rights You will generally have the same tax consequences as a U.S. Holder if you permit your Rights to expire unexercised. See discussion above, under “Tax Consequences to U.S. Holders – Expiration of Subscription Rights.”

Sale or Other Disposition of the Rights Shares If you sell or otherwise dispose of the shares received as a result of exercising the Rights, the gain or loss recognized upon that sale or other disposition will be a capital gain or loss assuming the share is held as a capital asset at the time of sale. This gain or loss will be long-term if the share has been held at the time of sale for more than one year. Generally, the capital gain of a Non-U.S. Holder will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular individual U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as a corporate

U.S. Holder, subject to an applicable income tax treaty providing otherwise. In addition, a foreign corporation that falls under the first bullet point above may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Information reporting to the IRS and U.S. federal backup withholding may be required with respect to the Rights and the payments and shares received thereunder, unless a Non-U.S. Holder provides the requisite certification to establish that it is not a U.S. person or otherwise establishes an exemption therefrom. Any amount withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.

DIVIDEND POLICY

We have not paid cash dividends, nor do we expect to pay cash dividends in the foreseeable future. We are subject to certain restrictions on the amount of dividends that we may pay without prior regulatory approval. These restrictions may affect the amount of dividends we may declare for distribution to shareholders in the future. In that regard, we have entered into an informal agreement with the Federal Reserve and the IDF which provides, among other things, that we may not pay cash dividends on our common stock, no par value per share (“Common Stock”) or our Preferred Stock, no par value per share (“Preferred Stock”) without the prior written approval of the Federal Reserve and the IDF.

As previously disclosed, in order to conserve the liquid assets of the Company, we have deferred regularly scheduled interest payments on our outstanding Junior Subordinated Debentures related to our Trust Preferred Securities (“TRUPS Debentures”) and also deferred regular quarterly cash dividend payments on our Preferred Stock held by the U.S. Treasury. Despite these deferrals, the Company fully intends to meet all of its obligations to the Treasury and holders of the trust preferred securities as quickly as it is prudent to do so. During the deferral period applicable to the TRUPS Debentures, we may not, among other things, pay any dividends with respect to our capital stock. During the deferral period applicable to the Preferred Stock, we may not pay cash dividends on our common stock.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of:

•	300,000,000 shares of Common Stock; and

•	1,000,000 shares of Preferred Stock.

As of April 12, 2012, there were 20,776,220 shares of our Common Stock issued and outstanding, approximately 153,094 shares of Common Stock issuable upon exercise of outstanding stock options. Additionally, 653,226 shares of our Common Stock are subject to a warrant held by the U.S. Treasury in connection with its purchase of Series A Preferred Stock (as defined herein).

Subject to our shareholders’ approval of an amendment to the Articles of Incorporation (the “Amended Articles”) with regards to the authorization and issuance of non-voting common stock, no par value (the “Non-Voting Common Stock”), we will be authorized to issue 100,000,000 shares of Non-Voting Common Stock. Additionally, 1,700,000 shares of our Non-Voting Common Stock are subject to warrants held by certain Investors issued in connection with the Company’s recent capital raise.

Of our 1,000,000 authorized shares of Preferred Stock, 27,000 shares of our “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”) are outstanding and 698,992.96 shares of our “Mandatorily Convertible Cumulative Participating Preferred Stock, Series B” (the “Series B Preferred Stock”) are outstanding.

Common Stock

General

Holders of Common Stock have one vote per share on all matters submitted to a vote of our shareholders. There are no cumulative voting rights for the election of directors. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of shares of our Common Stock have no preemptive, subscription, redemption, sinking fund or conversion rights.

Dividends

Holders of Common Stock are entitled to receive dividends declared by our board of directors out of funds legally available therefor. Holders of Preferred Stock and debt securities, however, have a priority right to distributions and payment over Common Stock. The ability to pay dividends depends in part on the amount of dividends paid to us by the Bank. Our payment of dividends on shares of our Common Stock, and the Bank’s payment of dividends to us, are subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice.

Dividend Restrictions—The Company

The Company is regulated by the Federal Reserve. Current guidance from the Federal Reserve provides, among other things, that dividends per share generally should not exceed earnings per share, measured over the previous four fiscal quarters. We have not historically paid cash dividends and do not expect to pay dividends in the foreseeable future. Any future dividends, when and if declared and paid, would depend on sufficient earnings to support them and approval of appropriate bank regulatory authorities. The Idaho Business Corporation Act (“IBCA”) allows an Idaho business corporation to make a distribution, including payment of dividends, only if, after giving effect to the distribution, in the judgment of the board of directors: (a) the corporation would be able to pay its debts as they become due in the usual course of business; and (b) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

We have entered into an informal agreement with the Federal Reserve and IDF which provides, among other things, that we may not pay cash dividends on our Common Stock without the prior written approval of the Federal Reserve and IDF. In addition, the terms of our TRUPS Debentures prohibit the payment of dividends on our Common Stock during any period in which we defer payments of interest on the debentures, as is currently the case (see “Dividend Policy” above). The Company’s ability to pay dividends is further governed by the terms of the Series A Preferred Stock, as described below.

Dividend Restrictions—The Bank

A bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. The Bank has entered into an informal agreement with the FDIC and the IDF that provides, among other things, that the Bank may not pay cash dividends on its Common Stock without the prior written approval of the FDIC and the IDF. The Idaho Bank Act (at Title 26, Chapter 6, Section 26-604) also imposes substantive restrictions on the ability of the board of directors to declare or pay cash dividends, based on the amount of the Bank’s surplus fund relative to paid-in common stock. Accordingly, the dividend restrictions imposed on the Bank by regulation or statute effectively may limit the amount of dividends we can pay.

Non-Voting Common Stock

General

Subject to our shareholders adoption of an amendment to the Articles of Incorporation regarding such Non-Voting Common Stock (the “Shareholder Approval”), we will be authorized to issue 100,000,000 shares of Non-Voting Common Stock. The holders of Non-Voting Common Stock shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for in our Amended Articles of Incorporation. Otherwise, the Non-Voting Common Stock will in all respects carry the same rights and privileges as Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up) and be treated the same as Common Stock (including in any merger, consolidation, share exchange or other similar transaction); provided, that if we will in any manner split, subdivide or combine (including by way of a dividend payable in shares of Common Stock or Non-Voting Common Stock) the outstanding shares of Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of stock will likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, and provided further that no dividend payable in Common Stock will be declared on the Non-Voting Common Stock and no dividend payable in Non-Voting Common Stock will be declared on the Common Stock, but instead, in the case of a stock dividend, each class of Common Stock will receive such dividend in like stock.

Conversion into Common Stock

Any holder of Non-Voting Common Stock may convert any number of shares of Non-Voting Common Stock into an equal number of shares of voting Common Stock, but only if such conversion is simultaneous with or following:

•	a transfer that is part of a widely distributed public offering of voting Common Stock,

•	a transfer that is part of a private placement of voting Common Stock in which no one party acquires the rights to purchase in excess of 2% of the voting Common Stock then outstanding;

•	a transfer of voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering;

•

following a widely distributed public offering, a transfer of voting Common Stock not requiring registration under the Securities Act of 1933, as amended, in reliance on Rule 144 thereunder in which no one party acquires in excess of 2% of the voting Common Stock then outstanding; or

•

a transfer to a person that would control more than 50% of the “voting securities” of the Company as defined by the Board of Governors of the Federal Reserve System without giving effect to such transfer (collectively, the “Conversion Conditions”).

Due to these Conversion Conditions, the holders of Non-Voting Common Stock will not retain ownership of any of the voting Common Stock into which such Non-Voting Common Stock has been converted. If the Company ceases to be a bank holding company or ceases to control any depository institution it had acquired, then the conversion conditions noted above will lapse and any holder of Non-Voting Common Stock may convert such shares of Non-Voting Common Stock into voting Common Stock without limitation.

Preferred Stock

General

We are authorized to issue 1,000,000 shares of Preferred Stock, no par value per share, of which (i) 27,000 shares of which have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), all of which is outstanding as of the date of this prospectus and (ii) 864,600 shares of which have been designated as Mandatorily Convertible Cumulative Participating Preferred Stock, Series B (“Series B Preferred Stock”), 698,992.96 of which are outstanding as of the date of this prospectus. We do not have any other preferred stock outstanding.

Our board of directors is authorized, without further shareholder action, to issue additional preferred stock with such designations, preferences and rights as our board of directors may determine.

Series A Preferred Stock

Dividends Payable on Shares of Series A Preferred Stock

Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from December 19, 2008, to, but excluding, November 15, 2013. From and after November 15, 2013, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each a “dividend payment date”), starting with February 15, 2009. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date. We provided such notice in connection with the deferral of dividends described above under “Dividend Policy”.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In that regard, we have entered into an informal agreement with the Federal Reserve and the IDF which provides, among other things, that we may not pay cash dividends or interest payments on our common or preferred stock or junior subordinated debentures without the prior written approval of the Federal Reserve and the IDF. In addition, we are subject to Idaho state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•	senior to our Common Stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•

at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of us.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever will be paid or declared on our Common Stock or other junior stock, other than a dividend payable solely in Common Stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•

purchases, redemptions or other acquisitions of our Common Stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice, including purchases pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•

purchases or other acquisitions by one of our broker-dealer subsidiaries solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases by one of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such stock that is underwritten by such broker-dealer subsidiary;

•	any dividends or distributions of rights on junior stock in connection with any shareholders’ rights plan or any redemption or repurchases of rights pursuant to any shareholders’ rights plan;

•

acquisition by us or any of our subsidiaries of record ownership of junior stock or parity stock for the beneficial ownership of any other person other than us or one of our subsidiaries, including as trustee or custodian; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 19, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

Until such time as the U.S. Treasury ceases to own any shares of Series A Preferred Stock, if we repurchase shares of Series A Preferred Stock from a holder other than the U.S. Treasury, other than permitted repurchases, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the U.S. Treasury.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the immediately preceding paragraph, such dividends (payable in cash, securities or otherwise) as may be determined by our board of directors may be declared and paid on our Common Stock and any other stock ranking junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock will not be entitled to participate in any such dividend.

Redemption

The Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part (but at least 25%), subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock, undesignated as to series and available for future issuance.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, lease nor exchange (for cash, securities or other property) of all or substantially all of our assets, nor the consolidation or merger by us with or into any other corporation or any other entity or by another corporation or any other entity with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), as is currently the case, the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirements of any exchange or quotation service on which our securities may be listed or quoted) regarding board composition and independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of our authorized directors will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

any amendment or alteration of the Certificate of Designations for the Series A Preferred Stock or our Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of us;

•

any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series A Preferred Stock or our Articles of Incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of us with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities of the surviving entity or its ultimate parent, and (ii) such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

Holders of shares of Series A Preferred Stock will be entitled to one vote for each such share on any matter on which holders of shares of Series A Preferred Stock are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Series B Preferred Stock

Dividend Payments, Priority and Liquidation Rights on Series B Preferred Stock

The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with Series A Preferred Stock and each other class or series of our equity securities, if any, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as “Parity Securities”), and (ii) senior to our Common Stock, our Non-Voting Common Stock (to be issued following the adoption of an amendment to our Articles of Incorporation), and each other class or series of capital stock outstanding or established after January 23, 2012, the terms of which expressly provide that it ranks junior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution (collectively referred to as “Junior Securities”). We have the right to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the holders of the Series B Preferred Stock.

Under the terms of the Series B Preferred Stock, until the authorization of the Non-Voting Common Stock is approved, and prior to June 30, 2012, if we pay a dividend or other distribution in respect of our Common Stock, the then holders of the Series B Preferred Stock will be entitled to receive a dividend equal to the product of (x) the per share dividend or other distribution paid in respect to each share of our Company Common Stock and (y) the number of shares of Non-Voting Common Stock into which our Series B Preferred Stock is convertible.

Additionally, if the authorization of the Non-Voting Common Stock is not approved by June 30, 2012, then, until such approval is subsequently attained, holders of the Series B Preferred Stock will be entitled to receive dividends at an annual rate equal to 15%, where such rate is calculated with respect to the original issue price of $50.00 per share of Series B Preferred stock (the “Special Dividends”).

Special Dividends on the Series B Preferred Stock are cumulative. Even if our Board of Directors does not declare a dividend on the Series B Preferred Stock in respect of any dividend period, Special Dividends will accrue on the Series B Preferred Stock until such time as the Shareholder Approval has been obtained.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series B Preferred Stock will not have any voting rights.

So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles of Incorporation, the vote or consent of the holders of at least 80% of the shares of Series B Preferred Stock at the time outstanding, voting separately as a single class, will be necessary for effecting or validating:

•

any amendment or alteration of the Certificate of Designations for the Series B Preferred Stock or our Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up;

•

any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series B Preferred Stock or our Articles of Incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock; or

•

any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or of a merger or consolidation of us with another entity, unless (i) the shares of Series B Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities of the surviving entity or its ultimate parent, and (ii) such remaining outstanding shares of Series B Preferred Stock or preference securities have rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series B Preferred Stock, taken as a whole.

Holders of shares of Series B Preferred Stock will be entitled to one vote for each such share on any matter on which holders of shares of Series B Preferred Stock are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series B Preferred Stock have been converted into shares of Non-Voting Common Stock.

Redemption

The shares of the Series B Preferred Stock are not redeemable.

Mandatory Conversion Terms

Effective as of the close of business on the fifth business day after Shareholder Approval of the Non-Voting Common Stock is attained, each share of outstanding Series B Preferred Stock will automatically convert into shares of Non-Voting Common Stock, provided that the delivery of the underlying shares of Non-Voting Common Stock would be delayed to the extent any required regulatory approvals have not been obtained or if conversion would cause the holder to surpass regulatory ownership limits.

The number of shares of our Non-Voting Common Stock into which a share of Series B Preferred Stock will be convertible will be determined by dividing the base value by the then applicable conversion price. No fractional shares of Non-Voting Common Stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of our Common Stock determined as of the second trading day immediately preceding the date of the mandatory conversion. The initial conversion price of the Series B Preferred Stock is $1.00 per share of Non-Voting Common Stock and the initial number of shares of our Non-Voting Common Stock into which one share of Series B Preferred Stock is convertible is 50.

Antidilution and other Provisions

Subject to certain exceptions, the conversion price of the Series B Preferred Stock is also subject to customary anti-dilution adjustments and will be adjusted upon the occurrence of any of the following events:

•	payment of dividends or other distributions on our Common Stock in shares of Common Stock;

•	stock splits, subdivisions, reclassifications or combinations;

•	subject to certain exceptions and limitations, issuance to holders of our Common Stock rights or warrants entitling them to purchase our Common Stock at less than the then-current market price;

•	distribution to holders of our Common Stock of indebtedness, shares of capital stock, securities, cash or other assets (other than cash dividends and certain other transactions);

•

cash distributions to holders of our Common Stock, other than (1) cash dividends to the extent a corresponding dividend is paid on the corresponding series of Preferred Stock, (2) cash distributed in a reorganization event or spin-off, (3) upon liquidation, dissolution or winding-up and (4) in connection with a tender or exchange offer by us;

•

completion of a tender or exchange offer for our Common Stock where the consideration exceeds the closing price (as defined in the articles of amendment for the applicable series of Preferred Stock) per share of our Common Stock; and

•	the existence of a rights plan in effect with respect to our Common Stock on the day that the Series B Preferred Stock converts to shares of Non-Common Voting Stock.

U.S. Treasury Warrant

In connection with the U.S. Treasury’s purchase of our Series A Preferred Stock, we issued to the U.S. Treasury a ten-year warrant exercisable for 653,226 shares of our Common Stock at an initial exercise price of $6.20 (the “Treasury Warrant”).

Exercise of the Treasury Warrant

The Treasury Warrant may be exercised at any time on or before December 19, 2018 by surrender of the Treasury Warrant and a completed notice of exercise attached as an annex to the Treasury Warrant and the payment of the exercise price for the shares of Common Stock for which the Treasury Warrant is being exercised. The exercise price may be paid either by the withholding of such number of shares of Common Stock issuable upon exercise of the Treasury Warrant equal to the value of the aggregate exercise price of the Treasury Warrant determined by reference to the market price of our Common Stock on the trading day on which the Treasury Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Treasury Warrant is subject to adjustments as described below under the heading “—Adjustments to the Treasury Warrant.”

Upon exercise of the Treasury Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the Treasury Warrant holder. We will not issue fractional shares upon any exercise of the Treasury Warrant. Instead, the Treasury Warrant holder will be entitled to a cash payment equal to the market price of our Common Stock on the last trading day preceding the date of exercise of the Treasury Warrant (less the pro-rated exercise price of the Treasury Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Treasury Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Treasury Warrant may be exercised.

Rights as a Shareholder

The Treasury Warrant holder will have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent that) the Treasury Warrant has been exercised.

Adjustments to the Treasury Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Treasury Warrant may be exercised and the exercise price applicable to the Treasury Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Treasury Warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of Common Stock, both the number of shares issuable upon exercise of the Treasury Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the Treasury Warrant holder’s right to receive shares of our Common Stock upon exercise of the Treasury Warrant will be converted into the right to exercise the Treasury Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of Common Stock for which the Treasury Warrant may be exercised, as if the Treasury Warrant had been exercised prior to such merger, consolidation or similar transaction.

Investor Warrants

Subject to the Shareholder Approval, the following is a brief description of the terms of the Warrants issued to some of the Investors in our recent capital raise. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the form of warrant agreement for the Warrants, a copy of which has been filed with the SEC as Exhibit 4.2 to our Current Report on Form 8-K on January 23, 2012 (filed as part of the form of Amended and Restated Securities Purchase Agreement).

Exercise of Warrants

Subject to the Shareholder Approval, the Warrants are initially exercisable for up to 1,700,000 shares of Non-Voting Common Stock at $1.00 per share at any time until January 23, 2015, the third anniversary of the issuance of the Warrants. The Warrants are exercisable for shares of Series B Preferred Stock until the Shareholder Approval is obtained.

Anti-Dilution and Other Provisions

Subject to certain exceptions, the exercise price of the Warrants will be adjusted upon the occurrence of any of the following events:

•

issuances of Common Stock or Non-Voting Common Stock (other than in connection with a permitted rights offering, certain stock compensation plans, stock splits or subdivisions, conversions of Preferred Stock or exercise of the Warrants) at less than 95% of the greater of the most recent closing price per share as reported by the OTCBB on (i) the date on which the Company issues or sells any Common Stock or Non-Voting Common Stock (ii) on the first date of the announcement of such issuance;

•	stock splits, subdivisions, reclassifications or combinations;

•

certain distributions of shares of a class other than Common Stock or Non-Voting Common Stock or other property (including cash, but excluding ordinary dividends) to holders of Common Stock or Non-Voting Common Stock;

•	certain repurchases of Common Stock or Non-Voting Common Stock;

•	certain business combinations; or

•	any other Company action that in the opinion of the Board would adversely affect the rights of the holders of the Warrants.

Rights as a Shareholder

Holders of Warrants shall have no rights or privileges of the holders of our Non-Voting Common Stock until (and then only to the extent) the Warrants have been exercised.

Net Share Settlement Payment of Exercise Price of Warrants

Payment of the exercise price upon exercise of the Warrants will be made by having us withhold shares of Non-Voting Common Stock, or Series B Preferred Stock if the shareholders have not yet approved the amendment to the Articles of Incorporation regarding such Non-Voting Common Stock, issuable upon exercise of the Warrants equal in value to the aggregate exercise price, with the withheld shares valued based on the market price of the underlying Common Stock on the trading day immediately prior to the date on which the Warrants and the notice of exercise are delivered to us.

Antitakeover Effects of Certain Provisions in our Articles of Incorporation

Certain provisions of our Articles of Incorporation may be deemed to have an antitakeover effect and may collectively operate to delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions include:

Preferred Stock Authorization. As noted above, the board of directors, without shareholder approval, has the authority under our Articles of Incorporation to issue preferred stock with rights superior to the rights of the holders of Common Stock. As a result, preferred stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

Articles of Incorporation Limitation on Business Combinations. Our Articles of Incorporation include certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest, merger or otherwise. These provisions include:

•	certain non-monetary factors that the board of directors may consider when evaluating a takeover offer, as described below:

•

a requirement that any plan of merger or share exchange that would result in a Change in Control (as defined in the Articles of Incorporation) be approved by the affirmative vote of not less than 66 2/3% of the shares of Series A Preferred Stock and Common Stock, and the affirmative vote of not less than 80% of the shares of Series B Preferred Stock entitled to vote (a level in excess of the requirement that would otherwise be imposed by Idaho law); and

•	division of the board of directors into three classes serving a staggered term of office, with one class of directors elected each year for a three-year term.

Our Articles of Incorporation allow our board of directors to consider non-monetary factors in evaluating certain takeover bids. Specifically, the Articles of Incorporation allow our Board, in determining what is in the best interests of the Company and our shareholders, to give due consideration to the social, legal, and economic effects on employees, customers and suppliers of the Company and the Bank and on the communities and geographical areas in which the Company and the Bank operate, the economy and state and the nation, the long-term as well as short-term interests of the Company and its shareholders, including the possibility that these interests may be best served by the continued independence of the Company, and other relevant facts.

The use of a staggered board may make a change of control, or the removal of management, more difficult, as only a third of the directors are elected in any given year.

The matters described above may have the effect of lengthening the time required for a person to acquire control of the Company through a tender offer, proxy contest, or otherwise, and may deter any potentially non-negotiated offers or other efforts to obtain control of the Company. This could deprive our shareholders of opportunities to realize a premium for their Company stock, even in circumstances where such action was favored by a majority of our shareholders.

Amendment of Articles of Incorporation and Bylaws. The IBCA authorizes a corporation’s board of directors to make various changes of an administrative nature to its articles of incorporation without shareholder approval. Other amendments to a corporation’s articles of incorporation must be recommended to the shareholders by the board of directors, and must be approved by a majority of all votes entitled to be cast by each voting group that has a right to vote on the amendment. The Company’s bylaws may be amended or repealed by the board of directors at any regular or special meeting, subject to repeal or change by action of the Company’s shareholders at a regular or special shareholders’ meeting.

Restrictions on Ownership under Applicable Law

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our Common Stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our Common Stock under the Change in Bank Control Act. Any holder of 25% or more of our Common Stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

INDEMNIFICATION

As permitted by law, our directors and officers are entitled to indemnification under certain circumstances against liabilities and expenses incurred in connection with legal proceedings in which they become involved as a result of serving as a director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Common Stock offered hereby have been passed upon for us by Graham & Dunn PC.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the Rights Offering, all of which will be borne by us. All amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$997
Subscription agent fees and expenses*	$25,000
Legal fees and expenses*	$30,000
Accounting fees and expenses*	$10,000
Printing fees and expenses*	$20,000
Mailing and other miscellaneous expenses*	$2,000
Total*	$87,997

*	Estimated solely for the purpose of this Item, pursuant to instruction to Item 511 of Regulation S-K. Actual expenses may be more or less.

Item 14.	Indemnification of Directors and Officers.

Sections 850-859 of Title 30, Chapter 1 of the Idaho Code and Registrant’s Amended and Restated Articles of Incorporation and Bylaws, taken together, provide that Registrant may indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a “director or officer” (defined as anyone serving at Registrant’s request as a director, officer, partner, trustee employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity), against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Registrant may not, however, provide such indemnification on account of acts or omissions finally adjudged to be the receipt of a financial benefit to which the director or officer is not entitled, an intentional infliction of harm on Registrant or its shareholders, an unlawful distribution to shareholders under § 30-1-833 of the Idaho Code, or an intentional violation of criminal law. The indemnification provisions of the Idaho Code and Registrant’s Bylaws include the right of an indemnitee to receive payment of any expenses incurred in connection with a proceeding in advance of the final disposition of the proceeding, consistent with applicable law. The Idaho Code and Registrant’s Bylaws specify certain procedures and conditions that apply with respect to indemnification and the advancement of expenses.

Indemnification of any person serving as a director or officer (who is also not a director) as described in the preceding paragraph, is mandatory to the extent that such person has been wholly successful on the merits or otherwise in defense of the subject action, suit or proceeding.

The indemnification rights described in the preceding paragraphs are not exclusive of other rights to which any person seeking indemnification may otherwise be entitled under current or future laws or by agreement with Registrant.

Registrant may also purchase and maintain insurance or make other financial arrangements on behalf of any present or past director or officer pursuant to which such person served in that capacity at Registrant’s request. Such insurance or other financial arrangements may cover liabilities asserted against or expenses incurred by, such person in any of the aforementioned capacities, regardless of whether Registrant would have the authority to indemnify such person.

Besides indemnification, the Amended and Restated Articles of Incorporation contain a provision that limits the personal liability of Registrant’s directors and officers to Registrant or its shareholders for damages for breach of fiduciary duty, except liability for acts or omissions that involve the receipt of a financial benefit to which the director or officer is not entitled, an intentional infliction of harm on Registrant or its shareholders, an unlawful distribution to shareholders under § 30-1-833 of the Idaho Code, or an intentional violation of criminal law.

Item 15.	Recent Sales of Unregistered Securities.

Effective as of January 20, 2012, the Registrant entered into securities purchase agreements (the “Purchase Agreements”) with certain investors (“Investors”), pursuant to which the Investors agreed to purchase in private placements (i) an aggregate of 12,350,352 shares (the “Investor Shares”) of Common Stock for $1.00 per share, (ii) an aggregate of 698,992.96 shares of our Mandatorily Convertible Cumulative Participating Preferred Stock, Series B (the “Series B Preferred Stock”) for $50.00 per share, which Series B Preferred Stock will convert automatically at $1.00 per share into shares of a new series of non-voting common stock, no par value (“Non-Voting Common Stock”), upon shareholder approval of an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Shareholder Approval”) , and (iii) warrants (the “Warrants”) to purchase up to 1,700,000 shares of the Non-Voting Common Stock $1.00 per share (collectively, and including the shares underlying such Warrants, the “Investor Securities”). The issuance and sale of the Investor Securities were not registered under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Act and Regulation D promulgated thereunder. Under the terms of the Purchase Agreements, the Registrant agreed to distribute, at no charge, to holders of its Common Stock, as of January 20, 2012 (the “Record Date”), non-transferable subscription rights (“Rights”) to purchase up to 8,700,000 shares of Common Stock at a price of $1.00 per share in a rights offering (the “Rights Offering”). Further subject to the terms of the Purchase Agreements, Castle Creek Capital Partners IV, L.P., Stadium Capital Management LLC (and its affiliates), and two other Investors, have agreed to purchase from the Registrant in a private placement, at $1.00 per share, a number of shares equal to the number of shares of Common Stock offered pursuant to the Rights Offering that are not issued pursuant to the exercise of Rights. Such Investors may, at their option, elect to purchase a like number of shares of Non-Voting Common Stock in lieu of their obligation to purchase all or a part of the shares of Common Stock that they would be obligated to buy pursuant to such backstop commitment (or, if the Shareholder Approval has not been obtained, a number of shares of Series B Preferred Stock initially convertible into a like number of shares of Non-Voting Common Stock). The obligation of any such Investor to purchase shares pursuant to the backstop commitment is subject to the ownership limitations set forth in such Investor’s respective Purchase Agreement.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Please see the Exhibit Index immediately following the signature pages.

(b) Financial Statement Schedules—None

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”).

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(6) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandpoint, State of Idaho, on April 13, 2012.

INTERMOUNTAIN COMMUNITY BANCORP

By:	/s/ CURT HECKER
Curt Hecker President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated, on April 13, 2012.

Signature	Title

/S/ CURT HECKER Curt Hecker	President, Director and CEO (Principal Executive Officer)

/S/ DOUGLAS WRIGHT Douglas Wright	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* John B. Parker	Chairman of the Board of Directors

* Charles L. Bauer	Director

* James T. Diehl	Director

* Ford Elsaesser	Director

* Ronald Jones	Director

* Russell John Kubiak, Jr.	Director

Signature	Title

* Maggie Y. Lyons	Director

* Jim Patrick	Director

* Michael J. Romine	Director

* John L. Welborn	Director

*By:	/S/ CURT HECKER
Curt Hecker Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation(1)

3.2	Amended and Restated Bylaws(2)

4.1	Form of Common Stock Certificate(3)

4.2	Certificate of Designations with respect to Fixed Rate Cumulative Perpetual Preferred Stock, Series A(4)

4.3	Certificate of Designations with respect to Mandatorily Convertible Cumulative Participating Preferred Stock, Series B(5)

4.4	Warrant to Purchase Common Stock issued to the U.S. Treasury dated December 19, 2008(4)

4.5	Form of Series A Preferred Stock Certificate(4)

4.6	Form of Warrant to Purchase Non-Voting Common Stock(6)

4.7*	Form of Subscription Rights Certificate

5.1*	Opinion of Graham & Dunn PC

10.1	Second Amended and Restated 1999 Employee Stock Option and Restricted Stock Plan(3)

10.2	Form of Employee Option Agreement(3)

10.3	Form of Restricted Stock Award Agreement(7)

10.4	Amended and Restated Director Stock Option Plan(8)

10.5	Form of Director Restricted Stock Award Agreement(7)

10.6	Form of Stock Purchase Bonus Agreement(7)

10.7	Amended and Restated Employment Agreement with Curt Hecker dated January 1, 2008(7)

10.8	Amended and Restated Salary Continuation and Split Dollar Agreement for Curt Hecker dated January 1, 2008(7)

10.9	Amended and Restated Employment Agreement with Jerry Smith dated January 1, 2008(7)

10.10	Amended and Restated Salary Continuation and Split Dollar Agreement with Jerry Smith dated January 1, 2008(7)

10.11	Amended and Restated Executive Severance Agreement with Douglas Wright dated January 1, 2008(7)

10.12	Amended and Restated Executive Severance Agreement with John Nagel dated December 27, 2007(7)

10.13	Amended and Restated Executive Severance Agreement with Pam Rasmussen dated December 28, 2007(7)

10.14	Executive Incentive Plan(9)

10.15	Form of Executive Compensation Letter(4)

10.16	Letter Agreement including the Securities Purchase Agreement —Standard Terms incorporated herein, between the Company and the United States Department of the Treasury dated December 19, 2008(4)

10.17	Real Estate Purchase and Sale Agreement dated as of August 26, 2009 by and between the Company, as seller, and Sandpoint Center II, LLC, as buyer(10)

Exhibit No.	Description

10.18	Lease Agreement dated as of August 28, 2009 by and between Sandpoint Center, LLC and Sandpoint Center II, LLC, as landlord, and Panhandle State Bank, as tenant(10)

10.19	Form of Amended and Restated Securities Purchase Agreement(11)

21.1	Subsidiaries of the Registrant(1)

23.1*	Consent of BDO USA, LLP

23.2*	Consent of Graham & Dunn PC (included in Exhibit 5.1)

24.1**	Powers of Attorney (included in the signature page)

99.1*	Form of Instructions as to Use of Rights Certificates

99.2*	Form of Letter to Clients

99.3*	Form of Letter to Shareholders

99.4*	Form of Nominee Holder Certification

99.5*	Form of Beneficial Owner Election Form

99.6*	Form of Notice of Important Tax Information

99.7*	Form of Letter to Brokers and Other Nominee Holders

99.8*	Form of Guaranteed Delivery

99.9*	Form of Subscription Agent Agreement

*	Filed herewith
**	Previously Filed
(1)	Incorporated by reference to the Exhibits 3.1 and 21 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011
(2)	Incorporated by reference to the Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed September 8, 2004
(3)	Incorporated by reference to Exhibits 4.1, 10.1 and 10.3 of the Registrant’s Form 10, as amended on July 1, 2004
(4)	Incorporated by reference to Exhibits 4.1, 4.2, 4.3, 10.1 and 10.2 of the Registrant’s Current Report on Form 8-K filed December 19, 2008
(5)	Incorporated by reference to Exhibits 3.1 and 4.1 of the Registrant’s Current Report on Form 8-K filed January 26, 2012
(6)	Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed January 23, 2012
(7)	Incorporated by reference to Exhibits 10.3 and 10-6 – 10.14 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007
(8)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005
(9)	Incorporated by reference to Exhibits 10.20 and 14 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006
(10)	Incorporated by reference to Exhibits 10.1 and 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009
(11)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed January 23, 2012